UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒       Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
MEDICAL PROPERTIES TRUST, INC.
(Name of Registrant as Specified in its Charter)
Not applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2024 PROXY STATEMENT

Medical Properties Trust

AT THE VERY HEART OF HEALTHCARE.®

April 17, 2024

Dear Fellow Stockholder:

You are cordially invited to attend the 2024 annual meeting of stockholders of Medical Properties Trust (“MPT”, the “Company”, or “we”). The meeting will be held on May 30, 2024, at 10:30 a.m. Central Time at UAB Collat School of Business, 710 13th Street South, Birmingham, Alabama 35233.

In the enclosed Notice of the Annual Meeting of Stockholders and Proxy Statement, you will find details regarding accessing the meeting and the matters expected to be considered and voted upon there. Your vote is important to us. Whether or not you plan to attend the meeting, we urge you to vote by mail, phone, or internet.

We also encourage you to carefully review our Annual Report to Stockholders for more details on our business model, 2023 results, and current strategy to create value for shareholders.

We look forward to the meeting, and sincerely appreciate your continued interest in Medical Properties Trust.

Best Regards,

Edward K. Aldag, Jr.

Chairman, President, and Chief Executive Officer

Proxy Statement and Notice of 2024 Annual Meeting i

April 17, 2024

Attached you will find a notice of annual meeting and the Proxy Statement, which contain further information about the items to be voted on at the annual meeting and the annual meeting itself, including the different methods you can use to vote your proxy. Also enclosed are your proxy card and our 2023 Annual Report to Stockholders (which includes our 2023 Annual Report on Form 10-K). Only stockholders of record at the close of business on March 20, 2024, are entitled to receive notice of, to attend, and to vote at the annual meeting and any adjournment thereof.

EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED, AT YOUR EARLIEST CONVENIENCE, TO VOTE YOUR PROXY BY TELEPHONE OR INTERNET OR, IF YOU RECEIVED A PAPER COPY OF YOUR PROXY CARD BY MAIL, SIGN, DATE, AND RETURN THE PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. This will not prevent you from voting your shares in person if you choose to attend the annual meeting.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

If any of your shares of common stock are held by a broker, bank, or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares voted.

By Order of the Board of Directors,

Rosa H. Hooper

Senior Vice President of Operations

and Secretary

ii Proxy Statement and Notice of 2024 Annual Meeting

How to Vote

Your vote is important. You may vote your shares if you were a stockholder of record on March 20, 2024. If you are a registered owner, you may vote using any of the following methods:

•	By Internet

 www.voteproxy.com

•	By Telephone

 1-800-PROXIES

 (1-800-776-9437)

•	By Mail

 Complete, sign, date, and return your proxy card.

•	In Person

 At the Annual Meeting

If you own your shares through a bank, broker or other nominee, you should follow the voting instructions provided by your bank, broker or other nominee. For additional information, see the section “Information About the Meeting” on page 53 of this Proxy Statement.

Important Notice Regarding Internet Availability of Proxy Materials

We are furnishing proxy materials to you electronically, via the Internet, instead of mailing printed copies to each stockholder. We believe that this process expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of our annual meeting. We have provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 20, 2024. The Notice contains instructions on how to access the Proxy Statement and our 2023 Annual Report to Stockholders over the Internet and how to vote online. The Notice also includes instructions on how you can request and receive a paper copy of the Proxy Statement and 2023 Annual Report to Stockholders.

This notice of annual meeting, Proxy Statement, form of proxy and our 2023 Annual Report to Stockholders are available at www.medicalpropertiestrust.com.

Proxy Statement and Notice of 2024 Annual Meeting iii

Proxy Summary

Performance Highlights

Medical Properties Trust is the first U.S. real estate investment trust (“REIT”) to invest in hospitals globally, and we have established ourselves as a global leader in hospital real estate finance. We continue to believe that the steady execution of our strategy and business plan will deliver long-term value creation. Beginning in 2023, MPT began executing its go-forward capital allocation strategy with the primary goals of paying down debt and positioning the Company for future stable growth.

Proven Execution of MPT Strategy(1)

Capital Highlights

Dividends Paid Since IPO	Transformative Growth

$4.8 Billion	24.0% Total Investment CAGR since IPO

Lease Highlights

Inflation Protection	Sustainable Future	Diverse Tenant Base

99% Of Leases Provide Annual Inflation- Based Rent Escalations	16.8 Years Weighted-Average Lease and Loan Maturity	54 Tenant Relationships

Transaction Highlights

Disciplined Investing	Strategic Sales/Divestments

$137 Million New Real Estate Investments Refer to New Investments in Note 3 of the Notes to Consolidated Financial Statements in our 2023 Annual Report on Form 10-K for additional details(2)	$1.1 Billion Net Proceeds from Sales of Real Estate and Proceeds from Divesting an Operating Company (Lifepoint Behavioral)

(1)	As of December 31, 2023
(2)	Excludes spending on capital additions and development projects

iv Proxy Statement and Notice of 2024 Annual Meeting

Proxy Summary

Executive Compensation Highlights

Our executive compensation program, as described in further detail in this Proxy Statement, was carefully designed to directly align our executives’ compensation with the experience of you, our stockholders; and we prioritized compensation incentives that were tied to the execution of the Company’s strategic capital goals and other objectives intended to drive long-term performance.

The Result… Our Compensation Program Works…

The 2023 executive compensation program was highly successful and worked as designed to drive significant strategic success while aligning our executives’ compensation with the results our stockholders have experienced. Our CEO’s Compensation Actually Paid was $1.2 million in 2023 (calculated in accordance with Item 402(v) of Regulation S-K) as shown in the Pay Versus Performance Table and is significantly less than the amount reported in the Summary Compensation Table.

What made the program work:

Compensation Tied to Company Performance	Resulted in...

Addition of Strategic Transactions in our Metrics	Accelerated debt reduction with asset sales aggregating $1.1 billion

Performance TSR Modifier	Reduction in number of shares earned

Over 80% of CEO compensation tied to stock price	Decline in value of earned shares

Compensation in Context:

As a result of our direct alignment with our stockholders, the CEO’s Compensation Actually Paid totaled negative $7.5 million over the last two years as follows:

CEO Compensation Actually Paid

2022	2023	Aggregate Two-Year Compensation

(8,729,616)	1,210,213	(7,519,403)

Looking to 2024:

As we look to 2024, thoughtful changes have been made to further align our executives’ compensation with your interests as stockholders:

◆	Reduction in target equity compensation compared to 2023

◆	No increases to cash compensation (our CEO has not received a base salary increase in six years)

◆	Increased the portion of equity allocated to performance-based award

◆	Rigorous performance hurdles for our performance-based awards to our CEO and CFO such that no amounts will be earned unless our stock price grows by at least 67% from the grant date

Your Vote Matters:

◆

Over the past eight years, we have consistently received positive feedback from our stockholders as it relates to our executive compensation program design, with average support for our Say on Pay vote exceeding 90%

◆

As illustrated above, our executive compensation continues to deliver strong pay for performance alignment and we have made even more positive enhancements in 2024 to ensure that our program continues to deliver on its promises

The Compensation Committee and the Board of Directors (the “Board”) urges you to vote FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proxy Statement and Notice of 2024 Annual Meeting v

Proxy Summary

Key Compensation Practices

In addition to our strong commitment to pay-for-performance, our compensation program and practices also include the following key features:

Alignment with our business plan, which is built on strong balance sheet management and accretive transactions

Majority of executive compensation tied to the achievement of rigorous performance goals

Majority of equity compensation is performance-based

No new employment agreements since 2003 with evergreen provisions, single-trigger change of control provisions or excise tax gross-up provisions

Appropriate balance between short-term and long-term incentive measures

Transparency with our stockholders on our compensation program, decisions, and practices

Stockholder engagement and response to feedback

Anti-hedging and anti-pledging policies

Robust clawback policy that requires our Board to recover excess cash and equity incentive compensation in the event we are required to restate our financial statements

Significant share ownership requirements for our named executive officers (“NEOs”), including 6x base salary for the CEO, 4x base salary for the CFO and 1.5x base salary for Mr. Hanna, Ms. Hooper, and Mr. Portal who are referred to as “Senior Vice Presidents” or “SVPs” in this Proxy Statement

Engagement of an independent compensation consultant to advise the Compensation Committee on executive compensation matters

Strong Stockholder Support for our Executive Compensation Program

Our historical Say-on-Pay vote results affirmed our stockholders’ support for our Company’s executive compensation program, including above 90% support from 2016 to 2022. In 2023, our Say-on-Pay vote received 78% support and accordingly, we have made proactive adjustments for our compensation program going forward.

We strive to maintain a best-in-class compensation program that is aligned with our strategic business plan and stockholders’ interests. In previous years, including for our 2023 executive compensation program, which was approved before the 2023 Say-on-Pay vote, we have generally maintained the core elements of our compensation program based on our strong Say-on-Pay support. Following the decline in support received in 2023, we made certain modifications to our 2024 executive compensation program, including a redesign of our annual LTIP awards. For our CEO and CFO, our annual LTIP awards will no longer be based on EBITDA and strategic transactions goals and will instead be based on the achievement of rigorous stock price goals to more directly align our executives’ compensation with our stockholders. We will continue to monitor and review our compensation program, engage with our stockholders, and make modifications as appropriate.

vi Proxy Statement and Notice of 2024 Annual Meeting

Proxy Summary

Corporate Governance Highlights

Director Qualifications, Skills, and Experience

Our Ethics, Nominating and Corporate Governance Committee has determined that each of our director nominees possesses the qualifications, skills, and experience to effectively oversee the Company’s long-term business strategy.

In addition to the core competencies noted above, our Board believes that the Company will be best served by directors with a wide array of talents and perspectives to drive innovation, promote critical thinking, and enhance discussion. Each of the following additional qualifications meaningfully adds to our Board’s depth. The matrix below indicates the percentage of our director nominees who possess each qualification, skill, or experience.

Director Qualifications and Experience	Strategic Planning	Executive Leadership	Risk Management	REIT / Real Estate	Health Care Industry	Finance & Accounting	Investment	Legal / Regulatory	Cyber	ESG

Percentage of Directors	100%	78%	100%	100%	67%	67%	78%	56%	33%	22%

Board Composition

We have taken meaningful steps to refresh our Board and have sought to create an effective mix of experience and diversity. Our Board is currently 11% ethnically diverse.

Age	Gender	Tenure

Corporate Governance Policies

We are committed to strong corporate governance, and our Board has adopted robust governance practices and policies, including:

◆	History of and commitment to Board diversity and refreshment

◆	Proxy access

◆	Majority voting for uncontested director elections

◆	Lead independent director

◆	Active and responsive stockholder engagement

◆	Stockholders’ ability to amend Bylaws

◆	Anti-hedging and anti-pledging policies

◆	Strengthened our corporate policies related to Anti-Corruption and Bribery, Code of Ethics, and Business Conduct

◆	Expanded our Code of Ethics and Business Conduct to include third parties
◆	Executives require prior authorization to purchase or sell our shares

◆	Unclassified Board of Directors

◆	Opted out of the Maryland Unsolicited Takeover Act (“MUTA”)

◆	No stockholder rights plan (“poison pill”)

◆	Regular executive sessions of independent Board members

◆	Mandatory director retirement age

◆	Clawback policy

◆	Established a political contribution policy

Proxy Statement and Notice of 2024 Annual Meeting vii

Proxy Summary

Corporate Responsibility Highlights

As a global leader among healthcare real estate companies, we recognize the need for strong corporate responsibility, and we strive to make a positive difference through our business. Our approach to corporate responsibility includes the following principles:

Environmental Sustainability Our Company-wide environmental policy confirms the value we place on sustainability.

◆	2024 America’s Most Responsible Companies List by Newsweek

◆	2024 America’s Greenest Companies List by Newsweek

◆	2024 Green Lease Leaders Gold Certification

◆	Increased our coverage of green lease provisions in existing leases

◆	Completed Climate Change Questionnaire of the Climate Disclosure Project for the second year in a row

◆	Continued the process of collecting and benchmarking our corporate operations and real estate portfolio’s emissions

◆	Our corporate office space in London is Building Research Establishment Environmental Assessment Methodology (BREEAM) Excellent certified

◆	Our corporate office space in New York City is WELL Gold certified and LEED Gold certified

Our People

We are committed to providing a dynamic and supportive workplace for our employees that encourages both personal and professional growth through significant training and continuing education opportunities.

◆	42% of all MPT employees are female

◆	Provided training for our employees, including anti-harassment, cybersecurity, and data security awareness

◆	Recognized as one of Modern Healthcare’s Best Places to Work for the third year in a row in 2023

Social Responsibility

Given our long-term focus and ownership of our properties, we believe that it is of critical importance to improve the communities in which we operate by providing financial and volunteer support for private and public non-profit programs aimed at improving communities and public health.

◆	Member of Nareit’s Social Responsibility Council

◆	Support health, social, educational and community organizations through our Charity and Community Support Committee

◆	Contributed to over 200 different nonprofit and community-based organizations in 2023

For additional information, refer to the Corporate Responsibility section of this Proxy Statement on page 15 and our 2023 Corporate Responsibility Report (“CRR”), which can be accessed on our website: https://www.medicalpropertiestrust.com/corporate-responsibility.

* Throughout this Proxy Statement, we include several references to our website or materials available on our website. The information available on, or otherwise accessible through, our website is not incorporated by reference into this Proxy Statement.

viii Proxy Statement and Notice of 2024 Annual Meeting

1	Proposal 1: Election of Directors

	2	Director Nominees

	7	Governance Information Regarding Our Board of Directors

12	Proposal 2: Ratification of Independent Registered Public Accounting Firm

	12	Independent Auditor

	13	Audit Committee Report

14	Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

15	Corporate Responsibility

18	Compensation Discussion and Analysis

	34	Other Aspects of Our Executive Compensation Program

	36	Compensation Committee Report

37	Pay Versus Performance

40	Summary Compensation Table

41	Grants of Plan-Based Awards

42	Outstanding Equity Awards as of December 31, 2023

43	Option Exercises and Stock Vested

44	Potential Payments Upon Termination or Change of Control

45	Employment Arrangements with Named Executive Officers

47	Other Information

	47	Pay Ratio Disclosure

	48	Compensation of Directors

	50	Share Ownership of Certain Beneficial Owners

53	Information About the Meeting

56	Certain Relationships and Related Person Transactions

57	Additional Information

A-1	Appendix A: Reconciliation of Non-GAAP Financial Measures

Proxy Statement and Notice of 2024 Annual Meeting ix

Our Bylaws provide for the election of all directors at each annual meeting of stockholders. The Board, at the recommendation of the Ethics, Nominating and Corporate Governance Committee, proposes that the nine nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2025 annual meeting of stockholders or until their successors are duly elected and qualify. The Board does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee at the 2024 annual meeting of stockholders. Alternatively, the Board may reduce the number of directors to be elected at the annual meeting.

Summary Information about Our Director Nominees

Director Qualifications, Skills, and Experience

Director Nominees	Strategic Planning	Executive Leadership	Risk Management	REIT / Real Estate	Health Care Industry	Finance & Accounting	Investment	Legal / Regulatory	Cyber	ESG

Edward K. Aldag, Jr.	X	X	X	X	X	X	X	X

G. Steven Dawson	X	X	X	X		X	X

R. Steven Hamner	X	X	X	X	X	X	X	X

Caterina A. Mozingo	X		X	X	X	X

Emily W. Murphy	X	X	X	X			X	X	X	X

Elizabeth N. Pitman	X		X	X	X		X	X	X

D. Paul Sparks, Jr.	X	X	X	X		X	X			X

Michael G. Stewart	X	X	X	X	X			X

C. Reynolds Thompson, III	X	X	X	X	X	X	X		X

Percentage of Directors	100%	78%	100%	100%	67%	67%	78%	56%	33%	22%

Proxy Statement and Notice of 2024 Annual Meeting 1

Proposal 1: Election of Directors

Director Nominees

Edward K. Aldag, Jr. Director since: 2004 Founder, Chairman, President, and Chief Executive Officer Age: 60 Committees: Investment (Chair) Environmental and Social Risk

The Board believes that Mr. Aldag’s position as the founder of our Company, and his extensive experience in the healthcare and REIT industries, make him highly qualified to serve as Chairman of our Board.

Mr. Aldag launched our Company in 2003 as the nation’s only REIT focusing exclusively on hospitals. Medical Properties Trust is an established leader in the hospital REIT sector, with 439 facilities across the United States, seven countries in Europe, and one country in South America. Under Mr. Aldag’s leadership, MPT’s assets total approximately $18 billion, with approximately 43,000 licensed beds in its portfolio.

Mr. Aldag serves on the Board of Children’s of Alabama, one of the nation’s leading hospitals for children. He is Vice Chairman of the Alabama Children’s Hospital Foundation and Chairman of the Foundation’s Investment Committee and is a member of the Executive, Finance & Audit Committees. He also serves as a board member for Mitchell’s Place, benefitting children with autism; the Birmingham Education Foundation, dedicated to increasing the number of students in Birmingham City Schools who are on the path to college, career, and life readiness; the American Sports Medicine Institute, which works to understand, prevent, and treat sports-related injuries; and serves as a member of the Executive Committee of the Birmingham Business Alliance. He is a guest lecturer at both the University of Alabama and the University of Alabama at Birmingham (“UAB”) and part of the UAB President’s Campaign Leadership Cabinet for a $1 billion campaign. In November 2017, he was selected as a member of the National Advisory Board of Governors for Nareit.

Mr. Aldag was appointed as a board member of Infracore SA in May 2019 and as a board member of Générale-Beaulieu Immobilière SA in June 2020, both private foreign companies. A native of Eufaula, Alabama, Mr. Aldag is a graduate of the University of Alabama, where he majored in finance.

G. Steven Dawson Director since: 2004 Independent Director Age: 66 Committees: Audit (Chair) Investment

The Board believes that Mr. Dawson’s substantial experience as a board member and committee chairman of other public REITs, along with his strong skills in corporate finance, strategic planning, and public company oversight, make him a valued advisor and highly qualified to serve as a member of our Board and as Chairman of our Audit Committee.

Since 2003, Mr. Dawson has primarily been a private investor focused on real estate and financial services in the U.S. and Canada, and has served on the boards of numerous public and private REITs and other companies. From July 1990 to September 2003, he served as Chief Financial Officer and Senior Vice President – Finance of Camden Property Trust (and its predecessors) (NYSE: CPT), a REIT specializing in apartment communities based in Houston, Texas.

Mr. Dawson currently serves on the Board of Directors and as Audit Committee chairman, as well as a member of the Nominating and Corporate Governance Committee and Compensation Committee for Cohen & Co. (NYSE American: COHN), a broker-dealer and an investment banking firm specializing in special purpose acquisition companies and credit-related fixed income investments in the U.S. and Europe. He is also the Chairman of the Board of Trustees for Nova Net Lease REIT (CSE: NNL-U.CN), a small Canadian company investing in specialty industrial properties in the U.S. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University.

2 Proxy Statement and Notice of 2024 Annual Meeting

Proposal 1: Election of Directors

R. Steven Hamner Director since: 2005 Founder, Executive Vice President, and Chief Financial Officer Age: 67 Committees: Investment

The Board believes that Mr. Hamner’s position as a co-founder of our Company, and his extensive experience in the real estate and healthcare industries and in the corporate finance sector, make him highly qualified to serve as a member of our Board.

From August to September 2003, Mr. Hamner served as our Executive Vice President and Chief Accounting Officer. From October 2001 through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the 10 years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors.

Mr. Hamner received a B.S. in Accounting from Louisiana State University.

Caterina A. Mozingo Director since: 2020 Independent Director Age: 56 Committees: Environmental and Social (Chair) Risk

The Board believes that Ms. Mozingo’s experience as a certified public accountant (“CPA”) and consultant to real estate and healthcare companies, and her experience providing tax consulting services to for profit and not-for-profit companies, including publicly traded and privately held entities, make her highly qualified to serve as a member of our Board.

Ms. Mozingo is a tax partner with Aldridge, Borden & Company, P.C., a CPA firm that she joined in 1995. Her experience at Aldridge, Borden & Company includes a broad range of tax consulting and compliance services for businesses, individuals, fiduciaries, and tax-exempt entities. She began her career in public accounting with Coopers & Lybrand, LLP.

Ms. Mozingo is a member of the American Institute of CPAs (“AICPA”), and the Alabama Society of CPAs, where she serves on the State Taxation Committee. Ms. Mozingo graduated summa cum laude from the University of Alabama in Commerce and Business Administration before earning a Master of Tax Accounting degree. Ms. Mozingo holds the Personal Financial Specialist designation awarded by the AICPA.

Proxy Statement and Notice of 2024 Annual Meeting 3

Proposal 1: Election of Directors

Emily W. Murphy Director since: 2022 Independent Director Age: 50 Committees: Ethics, Nominating and Corporate Governance Risk Environmental and Social

The Board believes that Ms. Murphy’s legal background and extensive knowledge of managing the growth of large organizations make her a valued advisor and highly qualified to serve as a member of our Board.

Ms. Murphy is a leading expert in government contracting and government business. She served as Administrator of the U.S. General Services Administration (“GSA”) from 2017 to 2021, leading a workforce of more than 11,000 federal employees and overseeing 371 million square feet of office space and $75 billion in annual contracts. During her time as GSA Administrator, she had ultimate supervisory authority of the Office of High-Performance Green Buildings. She was a member of the Federal Acquisitions Security Committee, which dealt with risk management around information technology (“IT”) and the IT supply chain. Under her leadership, GSA significantly increased its sales and revenues, saved customer agencies more than $20 billion, and recorded the highest customer, vendor, and employee satisfaction scores in the history of the agency.

Before her service as the GSA Administrator, Ms. Murphy was GSA’s first Chief Acquisition Officer during the administration of President George W. Bush, where she was responsible for more than $40 billion in acquisition programs. Prior to this, she served at the U.S. Small Business Administration as the Senior Advisor for Government Contracting and Business Development and as Acting Associate Administrator for Government Contracting. In addition to her senior roles in the Executive Branch, Ms. Murphy spent nine years serving in various procurement policy and leadership roles for the House of Representatives, including Counsel and Professional Staff Member to the Committee on Armed Services and Senior Counsel and Policy Director for the Committee on Small Business.

In the private sector, Ms. Murphy was the General Counsel and Vice President for Operations for TerreStar National Services, Inc., a wholly owned subsidiary of TerreStar Networks, and practiced government contracts law with the firm of Wiley, Rein & Fielding (now Wiley). She is a graduate of the University of Virginia School of Law and Smith College, and is a member of the Young Presidents Organization, the Economic Club of Washington, D.C., and the Chief Executives Organization.

She currently serves as Senior Fellow with the Center for Government Contracting at George Mason University’s School of Business. She consults with companies seeking to strategically position themselves in the federal procurement space, and she serves on the Board of Advisors for SkillStorm and Vita Inclinata.

Elizabeth N. Pitman Director since: 2018 Independent Director Age: 60 Committees: Ethics, Nominating and Corporate Governance (Chair) Risk (Chair) Environmental and Social

The Board believes that Ms. Pitman’s experience as a healthcare lawyer, and her experience providing counsel to publicly traded and privately owned hospitals and healthcare systems, make her highly qualified to serve as a member of our Board.

Ms. Pitman has been an attorney with Holland & Knight, LLP, formerly Waller, Landen, Dortch & Davis, LLP, known as a leading provider of legal services to the healthcare industry, since 2015. From July 2013 to December 2013, she worked as corporate counsel for Vitera Healthcare Solutions, LLC, and prior to that, from October 2008 to July 2013, she served as general counsel at Success EHS, Inc., both providers of electronic health records and revenue cycle management solutions. Ms. Pitman has provided counsel to companies, hospitals and healthcare systems, surgery centers, physician groups, and healthcare information technology companies on a variety of matters, including healthcare regulatory, privacy, data and cyber security compliance, technology licensing, and mergers and acquisitions.

Ms. Pitman earned a B.S. in Accounting from the University of Alabama and a Juris Doctorate from the University of Alabama School of Law.

4 Proxy Statement and Notice of 2024 Annual Meeting

Proposal 1: Election of Directors

D. Paul Sparks, Jr. Director since: 2014 Independent Director Age: 61 Committees: Audit Compensation Investment

The Board believes that Mr. Sparks’ substantial experience in executive positions, and his ability to guide companies through periods of growth and development, make him a valued advisor and qualified to serve as a member of our Board.

Mr. Sparks retired in January 2016 after a 32-year career in the energy industry. Prior to his retirement, he was Senior Vice President of Resource Development for Energen Resources Corporation (NYSE: EGN), holding various positions with Energen since 1989, including Senior Vice President of Operations from 2006 until 2012. During his 27 years at Energen, Mr. Sparks helped Energen grow from a small, regulated utility to a top 20 independent oil and gas exploration and production company in the U.S. Mr. Sparks was responsible for the forward-looking strategy and implementation of valuing and developing the assets of Energen. Prior to joining Energen, Mr. Sparks worked with Amoco Corporation, a global chemical and oil company in Texas and Louisiana.

Mr. Sparks has been active in a number of organizations. He is the former Chairman of the New Mexico Oil and Gas Association, past advisor to the Gas Research Institute, a former board member of the Independent Petroleum Association of America, and past officer of the Society of Petroleum Engineers. He has authored a number of peer-reviewed publications and holds a patent in oil and gas technology. Mr. Sparks is a 1984 graduate of Mississippi State University with a degree in Petroleum Engineering. He is also a Bagley College of Engineering Distinguished Fellow and a member of the College’s Advisory Board.

Michael G. Stewart Director since: 2016 Lead Independent Director Age: 68 Committees: Compensation Environmental and Social Ethics, Nominating and Corporate Governance

The Board believes that Mr. Stewart’s legal background, and his extensive knowledge of healthcare, legal, and corporate governance and addressing various healthcare issues, make him a valued advisor and highly qualified to serve as a member of our Board.

Mr. Stewart is presently a private investor. He served as Executive Vice President, General Counsel and Secretary of the Company from 2005 – 2010. Mr. Stewart formerly worked with law firms Berkowitz, Lefkovits, Isom & Kushner (now Baker Donelson) and Constangy, Brooks & Smith, having a law practice that encompassed corporate, healthcare, litigation, employment, and labor. Mr. Stewart also served as Vice President and General Counsel of Complete Health Services, Inc. (later, United Healthcare of the South). Throughout his professional career, he has provided private consulting services to physician groups and other healthcare providers. Mr. Stewart is the author of four novels that have been published by G.P. Putnam’s Sons and Random House.

He is a graduate of Auburn University with a B.S. degree in Business Administration with an emphasis in Information Systems and received his Juris Doctorate degree from the Cumberland School of Law at Samford University.

Proxy Statement and Notice of 2024 Annual Meeting 5

Proposal 1: Election of Directors

C. Reynolds Thompson, III Director since: 2016 Independent Director Age: 61 Committees: Compensation (Chair) Audit Investment

The Board believes that Mr. Thompson’s significant executive experience, and his deep understanding of all aspects of REITs, make him a valued advisor and well qualified to serve as a member of our Board.

Mr. Thompson has served as CEO of the Propst Companies since July 2023. Propst is a privately held family investment company headquartered in Huntsville, Alabama with offices in Birmingham, Alabama and Nashville, Tennessee. Propst actively invests in commercial real estate, residential real estate and manufacturing businesses. Prior to Propst, Mr Thompson served as Chairman and Chief Investment Officer of Select Strategies Realty of Cincinnati (“Select”), a privately held real estate investment company that specializes in the development, acquisition, management, and leasing of retail and mixed-use real estate in Midwestern and Southeastern U.S. since 2014. Select has sponsored retail investments in excess of $400 million and has provided management and leasing services for over five million retail square feet. Founded in 2005, the firm has 7 offices along with its Cincinnati headquarters. The company manages and leases retail assets in nine states as well as office and multifamily assets in Ohio and Kentucky. Prior to Select, Mr. Thompson was President and Chief Financial Officer (1997 – 2013) of Colonial Properties Trust, a $4 billion publicly traded REIT with a portfolio of multifamily, office, retail, and mixed-use assets. During a 16-year career with Colonial, he also served as CEO, COO and CIO. He served on Colonial’s risk management committee and was part of reviewing and maintaining the Colonial’s business continuity plan. He has extensive public and private company management, operating and investment experience having raised $950 million in equity, $2.5 billion in debt and completed acquisitions totaling over $3 billion. Prior to Colonial, Mr. Thompson worked in acquisitions and due diligence for Carr America Realty Corporation, a then publicly traded REIT. Mr. Thompson began his career as a commercial lending officer at SunTrust Bank (now Truist Bank).

Mr. Thompson is a member of the Board of Visitors of the Culverhouse College of Business at the University of Alabama. He previously served on the Board of Governors of Nareit, and the board of directors of the Birmingham Business Alliance and United Way of Central Alabama. Mr. Thompson holds a B.S. degree with Special Attainments in Commerce from Washington and Lee University.

6 Proxy Statement and Notice of 2024 Annual Meeting

Proposal 1: Election of Directors

Governance Information Regarding Our Board of Directors

Annual Election of Directors

Our Board members stand for election each year. They serve until the next annual meeting of stockholders or until their respective successors are elected and qualify, subject to their prior resignation, retirement, death, disqualification, or removal from office. We do not have a classified board and our charter bars us, absent the approval of our stockholders, from adopting the Maryland Unsolicited Takeover Act, or MUTA, which, among other things, permits the board of directors of a Maryland corporation to classify itself without a stockholder vote. We maintain a majority vote standard and director resignation policy for uncontested director elections.

Independent Directors

A majority of our Board and each of our Audit Committee, Compensation Committee, and Ethics, Nominating and Corporate Governance Committee is comprised of directors who qualify as independent under the standards of the New York Stock Exchange (“NYSE”). Each year, we affirmatively determine that each director deemed independent under NYSE standards has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board has determined that seven of the nine director nominees—G. Steven Dawson, Caterina A. Mozingo, Emily W. Murphy, Elizabeth N. Pitman, D. Paul Sparks, Jr., Michael G. Stewart, and C. Reynolds Thompson, III—have no relationship with us that would interfere with their ability to exercise independent judgment as a member of our Board, and that they otherwise qualify as “independent” under NYSE standards.

Independent Board Leadership

We supplement our Board’s independence with a Lead Independent Director, currently Mr. Stewart, to whom the Board has given substantial powers and authority. Our Lead Independent Director presides at all meetings of the Board at which the Chairman is not present and at all executive sessions of the independent directors. He serves as principal liaison between the Chairman and the independent directors, advising the Chairman on the quality, quantity, and timeliness of the information presented to the Board. He advises the Chairman on the agendas for Board meetings and calls meetings of the independent directors, if deemed necessary or appropriate. The Board completes an annual self-evaluation process that is instituted and overseen by our Lead Independent Director and presented to the full Board. The Board can also, at its discretion, supplement the Lead Independent Director’s responsibilities.

We believe there are risks in relying exclusively on independent board chairs or lead independent directors for board independence. We therefore value—and have—strong independent committee chairs on our Board. We also believe that our founder-led culture enables robust and honest interactions from all of our Board members, each of whom brings important and diverse skill sets to their jobs.

Proxy Statement and Notice of 2024 Annual Meeting 7

Proposal 1: Election of Directors

Risk Oversight

Our Board plays a central role in overseeing and evaluating risks pertinent to our Company. While it is management’s responsibility to identify and manage our risk exposure on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Risk Committee regularly receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity, and strategic risks. In addition, each of the various committees exercises oversight and provides guidance relating to the particular risks within the purview of each committee, as well as making periodic reports to the full Board. Our Board also oversees risk by means of the required approval by our Board for significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, significant capital improvement projects and important employment-related decisions.

Cybersecurity holds a pivotal role in our comprehensive risk management processes and is a key focus for both our Board and management. Our management has primary responsibility for identifying, assessing and managing our exposure to cybersecurity threats and incidents. However, the Board, led by members of the Risk Committee, oversees the enterprise risk management process, specifically addressing material risks stemming from cybersecurity threats. The Board receives regular updates from the Computer Security Incident Response Team (“CSIRT”) to provide insight into significant cybersecurity risks, potential impacts on business operations, and management’s strategies for identifying, monitoring, and mitigating these risks. The collaborative efforts of the Board and our skilled CSIRT team underscore our commitment to effectively addressing and mitigating cybersecurity risks within the organization.

Board Committees and Meetings

Our Board and its six standing committees hold regular meetings. In 2023, the Board met twelve times; the Audit Committee met five times; the Ethics, Nominating and Corporate Governance Committee met two times; the Compensation Committee met six times; the Environmental and Social Committee met two times; and the Investment Committee acted by written consent in four instances. The Risk Committee did not meet in 2023, as all matters were covered during the regularly scheduled Board meetings. In 2023, each incumbent director attended at least 75% of (i) the total number of meetings of the Board held and (ii) the total number of meetings of all committees of the Board on which the director served.

The Board regularly meets in executive session without non-independent directors present. Mr. Stewart has been designated as the Lead Independent Director and in that capacity presides at these executive sessions. Mr. Stewart may be contacted directly by stockholders at mstewart@mpt.net. Our directors are encouraged to attend our annual meeting of stockholders absent cause. All directors of the Company holding their position at the time of the meeting attended our 2023 annual meeting of stockholders.

Committees of the Board of Directors

The Board delegates certain of its functions to its standing committees.

Audit Committee

G. Steven Dawson Chairman D. Paul Sparks, Jr. C. Reynolds Thompson, III

The Board has determined that each member of the Audit Committee is financially literate and satisfies the additional NYSE independence requirements for audit committee members, and that Mr. Dawson and Mr. Thompson each qualifies as an “audit committee financial expert” under current Securities and Exchange Commission (“SEC”) regulations. The Board has also determined that service by Mr. Dawson on other public companies’ audit committees has not impaired his ability to effectively serve on our Audit Committee.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditors, and (v) the performance of our internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Audit Committee appears on page 13 of this Proxy Statement.

8 Proxy Statement and Notice of 2024 Annual Meeting

Proposal 1: Election of Directors

Compensation Committee

C. Reynolds Thompson, III Chairman Michael G. Stewart D. Paul Sparks, Jr.

Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries. Based on these factors, the Board determined that all of the Compensation Committee members are independent.

The principal functions of the Compensation Committee are to evaluate the performance of our executive officers, review and approve the compensation for our executive officers, and review, administer, and make recommendations to the full Board regarding our incentive compensation plans and equity-based plans. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives, and approves the CEO’s compensation. The Compensation Committee makes all compensation decisions with respect to the CEO and all other executive officers. The CEO is frequently asked to provide the Compensation Committee with the information it needs to perform these functions as well as to provide input and insights regarding each executive officer’s performance other than his own. The specific functions and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Compensation Committee appears on page 36 of this Proxy Statement.

In 2023, the Compensation Committee engaged Gressle & McGinley, LLC (the “Compensation Consultant” or “Gressle & McGinley”), a nationally recognized compensation consultant. Gressle & McGinley assisted the Compensation Committee in determining the amount and form of executive compensation. The Compensation Committee also considered information presented by Gressle & McGinley when reviewing the appropriate types and levels of compensation for the Company’s non-employee director compensation program. Information concerning the nature and scope of Gressle & McGinley’s assignments and related disclosure is included in “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement. The Compensation Committee has assessed the independence of Gressle & McGinley, as required under the NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that could give rise to a potential conflict of interest. Based on this review, the Compensation Committee has determined that Gressle &

McGinley is independent and that their work has not raised any conflicts of interest.

Environmental and Social Committee

Caterina A. Mozingo Chairman Edward K. Aldag, Jr. Elizabeth N. Pitman Michael G. Stewart Emily W. Murphy

The Environmental and Social Committee is tasked with assisting the Board and management in addressing the Company’s activities in the areas of environmental sustainability and social responsibility (including its responsibilities to stockholders, employees, tenants, and the communities where it operates). The responsibilities of the Environmental and Social Committee include, among others, advising management with respect to the development, implementation, and continuous improvement of programs, policies, and practices relating to ESG matters. The Committee oversees the Company’s responsibilities in a wide range of areas, such as environmental, health, and safety matters (including, but not limited to, compliance with governmental regulations), environmental sustainability, and climate risk and political activities.

Proxy Statement and Notice of 2024 Annual Meeting 9

Proposal 1: Election of Directors

Ethics, Nominating and Corporate Governance Committee

Elizabeth N. Pitman Chairman Emily W. Murphy Michael G. Stewart

The Ethics, Nominating and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors to the full Board; recommending the composition of the Board’s committees to the full Board; periodically reviewing the performance and effectiveness of the Board as a body; and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the Committee are set forth in its charter, a copy of which is posted on our website at www.medicalpropertiestrust.com.

The Ethics, Nominating and Corporate Governance Committee will consider all potential candidates for nomination for election as directors who are recommended by the Company’s stockholders, directors, officers, or employees. All director recommendations must be made during the time periods provided and must provide the information required by Article II, Section 2.03 of the Company’s Second Amended and Restated Bylaws (our “Bylaws”). All director recommendations should be sent to the Ethics, Nominating and Corporate Governance Committee, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Committee’s review will typically be based on the written materials provided with respect to a potential director candidate. The Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and requirements, whether the candidate has the specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate. While the Committee considers different perspectives and skill sets when evaluating potential director candidates, the Committee has not established a formal policy regarding diversity in identifying candidates. The Committee nevertheless regularly reviews the composition of the Board as part of the annual self-evaluation process and seeks nominees who, taken as a whole, possess the experience and skills necessary for the effective functioning of the Board.

The Board has adopted the following minimum qualifications and specific qualities and skills for the Company’s directors, which serve as the basis upon which potential director candidates are evaluated by the Ethics, Nominating and Corporate Governance Committee:

•   directors should possess the highest personal and professional ethics, integrity, and values;

•   directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business;

•   directors should be committed to representing the long-term interests of our stockholders;

•   directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time; and

•   directors should not serve on more than five boards of public companies in addition to our Board.

The Ethics, Nominating and Corporate Governance Committee also takes into consideration the diversity of its Board, including breadth of experience and the ability to bring new and different perspectives to the Board.

The Ethics, Nominating and Corporate Governance Committee recommended the nomination of all nine of the incumbent directors for re-election to the Board. The entire Board approved such recommendation.

Investment Committee

Edward K. Aldag, Jr. Chairman G. Steven Dawson R. Steven Hamner D. Paul Sparks, Jr. C. Reynolds Thompson, III

The Investment Committee, among other things, considers and takes action with respect to all acquisitions, dispositions, and developments of healthcare facilities in which our investment is between $20 million and $100 million.

10 Proxy Statement and Notice of 2024 Annual Meeting

Proposal 1: Election of Directors

Risk Committee

Elizabeth N. Pitman Chairman Edward K. Aldag, Jr. Caterina A. Mozingo Emily W. Murphy

The Risk Committee is tasked with assisting the Board in its risk management and risk assessment activities, including through oversight of risks related to (i) business continuity, (ii) revenue concentration and the financial health and operational status of the Company’s tenants and operators, (iii) modifications to the Company’s strategies, (iv) industry trends and general economic conditions, (v) entrance into new markets, (vi) privacy concerns and security breaches, and (vii) federal and state regulations. The responsibilities of the Risk Committee also include monitoring guidelines, policies, and processes for monitoring and mitigating the various risks facing the Company.

Governance, Ethics, and Stockholder Communications

Corporate Governance Guidelines. In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at www.medicalpropertiestrust.com.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct, as approved by the Board, which applies to all directors, officers, employees, and agents of the Company and its subsidiaries. The Code of Ethics and Business Conduct is posted on our website at www.medicalpropertiestrust.com/ethics-and-governance. We audit compliance with our Code of Ethics and Business Conduct with each officer and employee with a questionnaire that is required to be completed annually. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Ethics and Business Conduct applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Proxy Access Bylaw Provisions. In 2017, we amended our Bylaws to provide for “proxy access” for our stockholders. The proxy access provision permits a stockholder (or a group of up to 20 stockholders) that has owned at least 3% of our outstanding common stock for at least three years to nominate, and include in our proxy materials, up to the greater of two directors or 20% of the directors then in office; provided that the stockholders and the nominees satisfy the requirements specified in our Bylaws.

Stockholder and Interested Party Communications with the Board. Stockholders and all interested parties may communicate with the Board or any individual director regarding any matter that is within the responsibilities of the Board. Stockholders and interested parties should send their communications to the Board, or an individual director, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Secretary will review the correspondence and forward any communication to the Board, or the individual director, if the Secretary determines that the communication deals with the functions of the Board or requires the attention of the Board or the individual director. The Secretary will maintain a log of all communications received from stockholders.

We will provide, free of charge, hard copies of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Also available, free of charge, are hard copies of our Corporate Governance Guidelines and our Code of Ethics and Business Conduct along with the charters of our Ethics, Nominating and Corporate Governance Committee, our Audit Committee, and our Compensation Committee. All of these documents are also available on our website at www.medicalpropertiestrust.com.

Proxy Statement and Notice of 2024 Annual Meeting 11

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2024. PricewaterhouseCoopers LLP served as our independent registered public accounting firm during the year that ended December 31, 2023.

Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditor to perform the audit of our consolidated financial statements for the year ending December 31, 2024. PwC, an independent registered public accounting firm, also performed the audit of our consolidated financial statements for 2023, 2022, and 2021. The Board has approved the appointment of PwC as the Company’s independent registered public accounting firm for 2024 based on the recommendation of the Audit Committee.

Representatives of PwC are expected to participate in the 2024 annual meeting of stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining the independent auditor to audit our consolidated financial statements, the Audit Committee may retain the independent auditor to provide other auditing services. The Audit Committee understands the need for our independent auditor to maintain objectivity and independence in its audits of our financial statements.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy that all audit and non-audit services to be performed by its independent auditor must be approved in advance by the Audit Committee. The Audit Committee approved, in advance, all services provided to us by PwC during the 2023 and 2022 calendar years.

The table below sets forth the aggregate fees billed by PwC for audit and non-audit services:

	2023	2022

Audit Fees	$1,650,830	$1,269,500

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees	3,764	26,669

Total	$1,654,594	$1,296,169

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

12 Proxy Statement and Notice of 2024 Annual Meeting

Proposal 2: Ratification of Independent Registered Public Accounting Firm

Audit Committee Report

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on our website. The Board has determined that each committee member is independent within the meaning of the NYSE listing standards.

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. PwC, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with generally accepted accounting principles in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PwC the Company’s audited consolidated financial statements as of and for the year ended December 31, 2023. Management and PwC represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2023, were prepared in accordance with GAAP. The Audit Committee also discussed with PwC the matters required to be discussed by the Statement of Auditing Standards No. 1301, as amended (“AS No. 1301”), as adopted by the PCAOB. AS No. 1301 sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”). Rule 3526 requires the independent auditor to provide written and oral communications prior to accepting an initial engagement conducted pursuant to the standards of the PCAOB and at least annually thereafter regarding all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to bear on independence, and to confirm that they are independent of the Company within the meaning of the securities acts administered by the SEC. The Audit Committee discussed with PwC any relationships that may impact their objectivity and independence and satisfied itself as to the firm’s independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes, or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the reviews and discussions of the Audit Committee referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with GAAP, or that PwC is, in fact, independent.

Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements as of and for the year ended December 31, 2023, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee.

G. Steven Dawson (Chairman)	D. Paul Sparks, Jr.	C. Reynolds Thompson, III

Proxy Statement and Notice of 2024 Annual Meeting 13

The Company asks that you indicate your support for our named executive officers’ compensation as described in the Compensation Discussion and Analysis (“CD&A”) and the accompanying tables and related disclosures beginning on page 18 of this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, is required pursuant to Section 14A of the Exchange Act. While the Say-on-Pay vote is advisory and therefore non-binding on the Company, the Board, or the Compensation Committee, it gives our stockholders the opportunity to express their views on our named executive officers’ compensation. Our Board and Compensation Committee members take the views of our stockholders meaningfully into consideration when making executive compensation decisions. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. We conduct an annual non-binding Say-on-Pay vote consistent with the recommendation of a majority of our stockholders expressed by vote at our 2023 annual meeting of stockholders.

The Board and the Compensation Committee will review the voting results of this advisory Say-on-Pay vote and take them into consideration when structuring future executive compensation arrangements. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the 2024 annual meeting of stockholders and entitled to vote on the proposal will be required for approval.

As we describe in further detail in the CD&A, we believe that the experience, abilities, and commitment of our executive officers are unique in the business of investing in hospital real estate and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executive officers’ long-term interest with the interests of our stockholders. The Board encourages you to carefully review the information regarding our executive compensation program contained in this Proxy Statement.

14 Proxy Statement and Notice of 2024 Annual Meeting

We are a leading global provider of real estate capital to hospitals. We are unique among REITs due to our exclusive focus on investing in hospital real estate. Our hospitals and our tenant operators provided high quality care to millions of patients in the United States and abroad in 2023. Domestically, this included approximately 455,000 admissions, nearly 1.8 million emergency room visits and approximately 275,000 surgeries.

Environmental Sustainability

We recognize the importance of environmental stewardship, and we demonstrate this through initiatives in our corporate operations, development projects and, to the extent possible, our triple-net or absolute-net lease properties.

MPT’s corporate office spaces are all leased, meaning we have limited control over the buildings’ environmental practices and performance. However, we continually strive to improve the resiliency and sustainability of our corporate offices. Since 2021, all our newly executed corporate office leases have been recognized as sustainable buildings through various green building frameworks. As part of our growing commitment to green buildings, MPT is a member of the U.S. Green Building Council.

Approximately 75% of our corporate workforce is housed in our Birmingham, AL, headquarters; therefore, the building is a large contributor to our corporate environmental footprint. As part of our focus to drive sustainability, in 2023, we removed plastic water bottles from our common areas and provided employees with reusable water bottles, encouraging the use of filtered water stations around the office. However, the sustainable operations of even our smallest office are important. With this in mind, we annually assess our corporate offices and operations to identify opportunities to continue to improve our sustainability practices. This includes monitoring consumption, identifying potential for additional efficiency measures, and reviewing waste streams.

Materially all of our leases are triple-net or absolute-net leases, which means our tenants have ultimate responsibility for deciding when and how to implement environmentally sustainable practices at the hospitals they operate. We understand this challenge, and our focus is to strengthen the implementation of environmental measures across our portfolio through the following:

•	Educating ourselves and our tenants on evolving environmental risks

•	Gathering environmental data from our tenants

•	Soliciting feedback from our stakeholders

•	Implementing green provisions in new and renewed lease agreements to strengthen reporting and tenant collaboration

•	Engaging with our tenants on possible sustainable capital improvements

•	Identifying environmental initiatives that are in alignment with our tenants’ goals

•	Two-way sharing of environmental data to increase transparency on usage, emissions, physical climate risks, and access to sustainability-focused funding

•	Working closely with third parties to conduct physical inspections and physical climate risk assessments

In 2022, MPT began negotiating green provisions into our lease agreements. We subsequently formalized certain provisions into our standard lease to increase our coverage year-over-year. These provisions include but are not limited to, landlord cost recovery for capital expenditures to reduce operating expenses, required client energy and water disclosure, and annual landlord-tenant engagement on an energy plan to optimize building performance. As of December 31, 2023, 18% of our portfolio (by square feet) includes green lease provisions. Through these efforts, we recently earned the Green Lease Leaders Gold Designation from the Institute for Market Transformation and the U.S. Department of Energy’s Better Building Alliance.

Our sustainability reporting is guided by the Sustainability Accounting Standards Board framework. Additionally, our climate risk management reporting is guided by the Task Force for Climate-related Financial Disclosures recommendations. Updates on our alignment are annually disclosed in the appendix of our Corporate Responsibility Report.

For more information on our sustainability efforts, please review our 2023 CRR, which can be found on our website: https://www.medicalpropertiestrust.com/corporate-responsibility.

Proxy Statement and Notice of 2024 Annual Meeting 15

Corporate Responsibility

Human Capital Management

◆   As of December 31, 2023, we are a team of 121 professionals, and we are committed to providing a challenging and dynamic work environment and to supporting professional and personal growth and development needs.

◆   Our commitment to protecting the rights of our employees, and to keeping them safe is confirmed in our Company-wide Human Rights Policy, which can be found on our website: https://medicalpropertiestrust.com/corporate-responsibility/.

◆   All employees are also required to adhere to the highest ethical standards, including those confirmed in our Company-wide Code of Ethics and Business Conduct, which can be found on our website: https://medicalpropertiestrust.com/corporate-responsibility/.

◆   We offer a competitive benefits package and equal employment opportunities designed to help recruit and retain high-quality, motivated employees, and to ensure their health and security. This includes paid parental leave and incremental coverage for fertility assistance.

Competitive Employee Benefits

Top-of-the-line insurance coverage including health, secondary health, dental, vision, and life, with individual coverage at no cost to employees

401(k) Plan with employer matching

Monthly Fitness Allowance for employees with gym memberships and/or training programs

Reimbursement for concierge physician

Employee Assistance Program at no cost to employee

Open, collaborative workspaces

Paid parental leave

Personnel development through trainings and conferences, including off-site corporate retreats

Additional paid time off day annually for charitable work

Incremental coverage for fertility assistance

◆

We provide leadership training for employees who are moving into management roles, and we offer other training and continuing education opportunities. We pay expenses when employees attend continuing education courses in order to maintain their professional certifications. We also pay expenses when employees attend seminars and workshops on topics related to their job responsibilities.

◆

As part of our ongoing commitment to data privacy and security, we also conduct cybersecurity and security awareness trainings throughout each year. These trainings are also part of the employee onboarding process.

◆

We engage legal experts to provide training sessions on matters pertaining to (i) harassment in the workplace, (ii) Family and Medical Leave Act basics, (iii) legal issues in interviewing, (iv) promoting diversity in the workplace, and (v) discrimination, disability, and documentation.

◆

As in the prior three years, we issued an anonymous, independent employee engagement survey and, in 2023, 90% of recipients responded to the survey. This survey covered topics such as company culture, work environment, training and development, and overall job satisfaction. The results of the surveys are presented to management and to the Board and used to assess potential human capital risks and identify opportunities for deeper employee engagement. Such surveys are valuable indicators, and in 2024, we issued another survey and may continue to use them to help manage human capital going forward.

◆	We were ranked among the best places to work in healthcare in Modern Healthcare’s Best Places to Work 2023, a premier award program in the top U.S. healthcare news publication.

16 Proxy Statement and Notice of 2024 Annual Meeting

Corporate Responsibility

◆

We are firmly committed to providing equal opportunity in all aspects of employment and absolutely forbid discrimination against any person or harassment, intimidation, or hostility of any kind, including on the basis of race, ethnicity, religion, color, sex, sexual orientation, sexual or gender identity, age, disability, national origin, military or veteran status, or retaliation against any other characteristic or conduct that may be protected by applicable local, state, or federal law. We provide training on anti-harassment policies.

◆	Our commitment to a diverse and inclusive workplace is demonstrated by the following (as of December 31, 2023):

For more information, see the Responsibility section of our website: https://medicalpropertiestrust.com/corporate-responsibility/

Proxy Statement and Notice of 2024 Annual Meeting 17

Executive Summary

Our Unique Business Model

Medical Properties Trust is a global organization that acquires and develops healthcare facilities and leases the facilities to healthcare operating companies under long-term net leases. We are the first U.S. REIT to invest in hospitals globally, with 439 facilities and approximately 43,000 licensed beds, as of December 31, 2023. Our diversified geographic footprint spans nine countries and 31 states in the U.S. We are at the forefront of our industry as the global leader in hospital real estate finance, unlocking significant value for operators to fund critical growth in a vital industry. This sets us apart from most equity REITs, both in the healthcare and broader REIT sectors, and in order to successfully execute our strategy and effectively manage our complex operations, our executives require expertise both within the real estate industry and the healthcare industry. Furthermore, our global operations add a unique layer of complexity that requires specialized knowledge and understanding of distinct international markets to successfully execute transactions and operations around the world.

2023 Compensation Highlights

In 2023, our executive compensation program continued to emphasize a pay-for-performance structure that rewards long-term and annual results consistent with our business plan and strategy and is based on the following key principles:

◆	Establish an appropriate level of target compensation for our NEOs that ensures the retention of our uniquely qualified management team and is only adjusted periodically

◆	Use incentives tied to rigorous performance goals that formulaically adjust payouts and realized compensation to reflect our performance results

◆	Allocate the majority of compensation to performance-based equity awards to further emphasize alignment with our stockholders

We believe that both the success of our executive compensation program and our commitment to strong compensation governance was exhibited in 2023 as follows:

No Increase to Annual Base Cash Pay	Significant Decline in Value of Equity Compensation	No Changes to Target Values of Equity Awards
0% For Mr. Aldag since 2018 and Mr. Hamner since 2020, including in 2024	Negative $16.6 million	0% Increase to Target Values Since 2020 for CEO and CFO
During this period, our Say-on-Pay Support Has Averaged Above 91%	Reduction in our CEO’s “compensation actually paid” in
2023 as compared to the total amounts reported in
our Summary Compensation Table, driven primarily by
a significant decline in the fair value of our CEO’s
outstanding equity awards

In 2023, MPT maintained the core elements of our compensation program from recent years, which has provided significant alignment between our NEOs’ compensation and our long-term and annual results. However, we also enhanced this program by adjusting the performance metrics to reflect the Company’s current strategy. These results are discussed in detail throughout this “Compensation Discussion and Analysis” section for our NEOs: Edward K. Aldag, Jr. – Chairman, President and CEO; R. Steven Hamner – Executive Vice President and CFO; Emmett E. McLean – Former Executive Vice President, Chief Operating Officer (“COO”) and Secretary(1); J. Kevin Hanna – Senior Vice President, Controller and Chief Accounting Officer; Rosa H. Hooper – Senior Vice President of Operations and Secretary; and Larry H. Portal – Senior Vice President, Senior Advisor to the CEO.

(1)	On September 1, 2023, Emmett E. McLean retired as Executive Vice President, Chief Operating Officer and Secretary of the Company.

18 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

2023 Performance Highlights

Despite the challenging global, economic and financial environment faced in 2023, we focused on executing our long-term and annual strategies that included decreasing debt and strengthening our tenant base.

Financial Performance(1)

Capital Highlights

Dividends Paid Since IPO	Transformative Growth

$4.8 Billion	24.0% Total Investment CAGR since IPO

Lease Highlights

Inflation Protection	Sustainable Future	Diverse Tenant Base

99% Of Leases Provide Annual Inflation- Based Rent Escalations	16.8 Years Weighted-Average Lease and Loan Maturity	54 Tenant Relationships

Transaction Highlights

Disciplined Investing	Strategic Sales/Divestments

$137 Million New Real Estate Investments Refer to New Investments in Note 3 of the Notes to Consolidated Financial Statements in our 2023 Annual Report on Form 10-K for additional details(2)	$1.1 Billion Net Proceeds from Sales of Real Estate and Proceeds from Divesting an Operating Company (Lifepoint Behavioral)

(1)	As of December 31, 2023.
(2)	Excludes spending on capital additions and development projects

Proxy Statement and Notice of 2024 Annual Meeting 19

Compensation Discussion and Analysis

2023 Pay-TSR Alignment

We believe in paying for performance and that tying a significant portion of our NEOs’ compensation to our long-term financial and growth objectives aligns our NEOs’ interests with those of our stockholders. A decline in our stock price during fiscal year 2023 has correspondingly decreased the value of the long-term equity compensation previously granted to our executives, with approximately 80% of our CEO’s target compensation in the form of equity-based awards. To assist stockholders in understanding the compensation arrangement for our CEO and the significant alignment with TSR performance, the chart below demonstrates the directional alignment between 2023 approved CEO compensation and 2023 realizable CEO compensation as of December 31, 2023.

The realizable compensation for our CEO is substantially less than the compensation approved by our Compensation Committee in alignment with our pay-for-performance philosophy

In the chart above, the 2023 approved CEO compensation includes actual base salary, annual cash bonus earned in 2023 and the approved target value of the 2023 annual equity awards granted on January 20, 2023. The 2023 realizable CEO compensation includes actual base salary, annual bonus earned in 2023 and the value of the 2023 annual equity awards based on the stock price as of December 31, 2023 reflecting (i) the one-third of the award that was earned based on one-year goals including the 25% TSR reduction, and (ii) the remaining two-thirds of the award that may be earned based on three-year goals assuming the estimated 25% TSR reduction.

In addition to the above, the Pay Versus Performance disclosure starting on page 37 of this Proxy Statement further illustrates the aggregate impact of our TSR performance on CEO compensation, including the fact that “Compensation Actually Paid” to our CEO, in both 2022 and 2023, has been significantly lower than the amounts reported in the Summary Compensation Table with Compensation Actually Paid in 2023 being $1.2 million.

20 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

Stockholder Engagement

Proactive engagement and transparency. We actively engage with our stockholders in person and telephonically and listen to feedback about our executive compensation policies. We have held discussions with a wide variety of our stockholders and have reviewed the feedback received in these discussions in addition to the support we receive for our Say-on-Pay vote. From 2016 to 2022, our Say-on-Pay vote results exceeded 90%, affirming our stockholders’ support for our Company’s executive compensation program. Accordingly, we maintained the core elements of our compensation program, including for our 2023 compensation program, which was approved before the 2023 Say-on-Pay vote.

Approximately 78% of the shares present and entitled to vote at our 2023 annual meeting of stockholders were cast in favor of the 2023 Say-on-Pay proposal, which reflects a deviation from our historical levels. In response, we have made proactive adjustments to our 2024 executive compensation program, including a redesign of our annual LTIP awards for our CEO and CFO, which will no longer be based on EBITDA and strategic transactions goals, and will instead be based on the achievement of rigorous stock price goals in order to provide direct alignment with our stockholders.

Review:   Review results from the annual meeting of stockholders to inform the framework of our annual compensation review process

Analyze:    Monitor market trends and review compensation policy based on governance trends and stockholder feedback (e.g., benchmarking levels and structural considerations)

Engage:  Engage with stockholders regarding the core structure and elements of our executive compensation

Implement:  Implement and adjust compensation program based on feedback from stockholders, and current market and governance standards

File:      Publish annual proxy statement and prepare for annual meeting of stockholders

In 2023, while a majority of our stockholders supported our Say-on-Pay proposal, based on the decline in overall support we made proactive changes to our compensation program going forward to further strengthen alignment with our stockholders as further described below in our “Evolution of Our Compensation Program and Governance”.

Proxy Statement and Notice of 2024 Annual Meeting 21

Compensation Discussion and Analysis

Evolution of Our Compensation Program and Governance. We have made consistent progress in developing a compensation program that is aligned with best market and governance practices. The importance of stockholder engagement is evidenced by the meaningful enhancements to our compensation program and governance we have made over the years, many in response to input from our stockholders:

Compensation and Governance Evolution
2019 and Prior

›  Modified performance-based equity awards to include both operational performance metrics that drive long-term stockholder value creation and TSR metrics

›  Reduced the discretionary portion of annual cash incentives from 35% to 20%

›  Established an employee-led Green Team

›  Implemented Company-wide environmental initiatives, and engaged in active dialogue with our tenants and developers on ESG-related matters

2020 - 2022

›  Increased the weighting of performance-based equity to represent two-thirds of the target long-term incentive value for our then-serving NEOs

›  Incorporated an absolute TSR modifier (in addition to the existing relative TSR modifier) to ensure that our executives would not be significantly rewarded during periods of low or no growth (payouts reduced up to 25% if TSR is below 3% per annum)

›  Refined our executive compensation peer group to include only the most comparable REITs using a transparent selection methodology

›  Added ESG performance to the annual cash bonus program consistent with our commitment to ESG initiatives

›  Diversified our Board with two additional female directors, one of whom is Latina and a native of Costa Rica (female directors make up 33% of our Board)

›  Established two new standing Board committees, including an Environmental and Social Committee and a Risk Committee

›  Enhanced disclosure on how we determine equity awards and the Compensation Committee’s assessment of the discretionary portion of the bonus program

2023 - 2024

›  Adjusted compensation metrics in our performance share programs to reflect the updated business plan of our Company

›  Created the 2023 Stock Price Performance Award, which was granted to all employees other than our CEO and CFO, to retain key talent, further align the interests of our employees with those of our stockholders, and drive stock price growth

›  Reduced the target value of our CEO and CFO’s 2024 annual equity awards and allocated more equity to performance shares

›  Redesigned CEO and CFO 2024 annual performance shares to be economically similar to the 2023 Stock Price Performance Award with no value realized for our CEO and CFO unless the stock price has appreciated 67% over the grant date stock price

›  Adopted an updated Clawback policy

›  Fostered succession planning by promoting three senior leaders into executive positions

22 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

Compensation Philosophy, Design, and Process

Our executive compensation program is designed to attract and retain high caliber executives capable of managing our unique business model with expertise in real estate, healthcare, international, and financing operations. Our program was designed to motivate and reward executives for successful execution of our business strategy that is tied to rigorous performance goals. In recent years, we have made several enhancements but maintained these core elements of our program.

Additionally, we believe that our current executive compensation program represents a balanced and strategically aligned pay-for-performance program as demonstrated by the following:

◆

Approximately 66% of our CEO’s compensation is variable and at-risk, tied directly to the achievement of operational and financial performance (including stock price appreciation), because we value the clarity of formulas that tie compensation to stockholder returns in the long-term.

◆

The variable components of our compensation program specifically include rigorous performance goals meant to motivate management to execute our business plan tied to accretive growth, strategic financing and raising efficient capital. In our long-term program, our 2023 goals required EBITDA achievements and capital raising goals aligned with the Company’s business plan, while also subjecting the awards made to our CEO, CFO and former COO to a decrease or increase in compensation depending on the relative and absolute TSR performance in 2023.

◆

The majority of our annual equity awards are at-risk performance-based stock awards earned based on the achievement of operational goals and, for our CEO, CFO and former COO, subject to adjustment based on both absolute and relative TSR. Additionally, the time-based stock awards are subject to the same stock price fluctuations as our stockholders. This approach reflects our understanding that our investors value equity-based compensation to align our executives’ interests with those of our stockholders.

◆

Less than 10% of our CEO’s compensation is fixed in the form of base salary, which plays a recruiting and retention role, because we can neither wait for the long-term to arrive before compensating our people nor incentivize a risky swing-for-the-fences strategy.

◆

2023 Stock Price Performance Award was granted to SVPs in 2023 to retain key employees and incentivize long-term stock price appreciation. This award is earned and becomes eligible to vest only if we achieve certain stock price hurdles, fully aligning our employees with our stockholders.(1)

(1)

On March 8, 2024, the Company issued restricted stock units to the CEO and CFO. These awards are generally subject to the same performance-based vesting terms as the 2023 Stock Price Appreciation Award to SVPs in 2023.

Proxy Statement and Notice of 2024 Annual Meeting 23

Compensation Discussion and Analysis

Our Executive Compensation Process

Compensation Committee	Compensation Consultant	Management
Provides independent oversight and approval with respect to executive compensation matters(1)	Provides guidance to the Compensation Committee throughout the year on compensation matters, including benchmarking for pay levels, pay practices and governance trends	Provide additional information as requested by the Compensation Committee

Assesses corporate and individual performance as it relates to actual compensation for our NEOs	Assists with peer group selection and analysis	CEO provides input on individual performance for other NEOs and achievements relating to strategic, non-financial business goals

Administers our equity incentive programs, including reviewing and approving equity grants to our NEOs	Reviews and advises on recommendations, plan design and measures

(1)	Prior to their appointment as executive officers, compensation decisions for our SVPs were delegated to the CEO

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee is responsible for designing our executive compensation program, establishing compensation levels, and measuring the performance of our NEOs. The Compensation Committee, which consists of three independent directors, is responsible for the design, review, and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

◆	Reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the annual cash bonus plan and performance-based shares

◆	Evaluating the performance of our executive officers in light of these goals and objectives

◆	Evaluating the competitiveness of each executive officer’s total compensation package relative to what other publicly traded and private equity-backed real estate investors may offer

◆

Approving any changes to each of our executive’s total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts, and retention programs

In order to assist the Compensation Committee in designing, establishing and monitoring our executive compensation plans, the Compensation Committee has engaged an independent executive compensation consultant, as described below.

Role of the Compensation Consultant

The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant and, in 2023, the Compensation Committee retained Gressle & McGinley, a nationally recognized compensation consulting firm. The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the Compensation Committee, a representative of Gressle & McGinley attended meetings of the Compensation Committee and communicated with the Chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

The Compensation Consultant provides various executive compensation services to the Compensation Committee. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and director compensation program and evolving industry practices; (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program; (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance; and (iv) preparing recommendations based on the Company’s performance, current market trends and corporate governance developments. The Compensation Committee has determined, based on a review of relevant factors, that

24 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

Gressle & McGinley is independent and that their work has not raised any conflict of interests. The Compensation Committee also closely examines the safeguards and steps that Gressle & McGinley takes to ensure that its executive compensation consulting services are objective.

Other than advising the Compensation Committee as described above, Gressle & McGinley did not provide any other services to the Company in 2023.

Role of the Chief Executive Officer

Although executive compensation determinations are ultimately made by the Compensation Committee, the CEO provides additional information to assist the Committee in evaluating and determining executive compensation and provides input on each executive officer’s performance, other than his own.

Use of Peer Group Data

We use peer group data to ensure that our compensation program remains both appropriate and competitive in relation to those companies with whom we most directly compete for talent and business opportunities, among other things. Constructing an appropriate peer group requires various considerations as no single company or industry fully captures the scope of our operations. In particular, the complexities faced by our Company as a result of our global operations and the expertise required of our executives given our specialized assets presents a unique challenge in developing an appropriate peer group.

Beginning in 2020, we refined our peer group identification methodology to include only REITs, with a focus on strategic peers that better reflect the uniqueness of our business, growth initiatives and global operations. On an annual basis, we review our peer group to ensure the overall composition reflects an appropriate competitor set. Accordingly, we reviewed our peer group based on the following general criteria:

◆

Continuity: Sensitivity to peer group continuity to ensure that peer group results are comparable year-over-year and are not arbitrarily adjusted for short-term changes in peer dynamics. As such, MPT did not change the peer group in 2023.

◆

Size: REITs within an appropriate size range relative to our Company, in terms of total capitalization and ensuring the Company is at the approximate median or above the overall peer set. For 2023, the size range was 0.3x to 3.0x our total capitalization.

◆	Global: Companies with a global presence that reflect the same complexities faced by our global operations and challenges associated with operating on an international scale

◆	Healthcare Expertise: REITs that primarily invest in medical properties and/or healthcare assets whose executives require expertise in the healthcare/medical sector

◆	Specialized REITs: REITs with specialized assets that require executives to have knowledge of the underlying assets

◆	Net Lease REITs: REITs with a significant portion of properties leased on a triple-net basis

During 2023, the Compensation Committee utilized peer group compensation data to understand the Company’s pay levels and structure as compared to the market. Although the Compensation Committee does not adhere to a specific formula nor does it target a certain percentile of compensation, we believe it is important to understand the competitive landscape to effectively assess each NEO’s total compensation opportunity, pay mix and overall governance and market trends. We strive to ensure that our compensation program and opportunities remain equitable and competitive, while also considering factors such as size, scope of operations, and our relative performance, as appropriate.

Proxy Statement and Notice of 2024 Annual Meeting 25

Compensation Discussion and Analysis

2023 Executive Compensation Peer Group

The approved peer group for 2023 includes the following companies:

Company	Total Capitalization(1)	Industry	Size	Global	Healthcare Expertise	Specialized REIT	Net Lease REIT

Alexandria Real Estate Equities, Inc.	$37,702	Office REIT	◆	◆		◆	◆
Boston Properties, Inc.	$29,468	Office REIT	◆			◆

Douglas Emmett, Inc.	$8,442	Office REIT	◆			◆

Gaming and Leisure Properties, Inc.	$20,053	Casino REIT	◆			◆	◆

Healthcare Realty Trust Incorporated	$12,138	Health Care REIT	◆		◆		◆

Healthpeak Properties, Inc.	$18,199	Health Care REIT	◆	◆	◆	◆

Hudson Pacific Properties, Inc.	$7,106	Office REIT	◆	◆		◆

Iron Mountain Incorporated	$35,008	Specialty REIT	◆	◆	◆	◆

JBG SMITH Properties	$4,494	Diversified REIT	◆			◆

Kilroy Realty Corporation	$9,956	Office REIT	◆			◆

Medical Properties Trust, Inc.	$13,096	Health Care REIT	◆	◆	◆	◆	◆

Omega Healthcare Investors, Inc.	$13,017	Health Care REIT	◆	◆	◆		◆

SBA Communications Corporation	$43,556	Specialty REIT		◆		◆

SL Green Realty Corp.	$7,904	Office REIT	◆			◆

Ventas, Inc.	$33,972	Health Care REIT	◆	◆	◆

Vornado Realty Trust	$16,423	Office REIT	◆			◆

Welltower Inc.	$66,725	Health Care REIT		◆	◆	◆	◆

(1)	All financial data in $ millions per S&P Capital IQ Pro as of December 31, 2023.

26 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

Compensation Program Features

The following chart provides an overview of the components of our 2023 executive compensation program, including the objective of each component and how it ties to our overall compensation philosophy, which can be summarized in the following key categories:

Retention	Provide Competitive Pay Opportunities
Motivate Execution of Business Strategy	Balance Short-Term and Long-Term Performance
Alignment with Stockholders	Drive Performance Through Rigorous Performance Goals

Element	Description	Objective	Pay Philosophy Element

Base Salary	Based on duties, experience, and internal pay equity	Provides a fixed level of cash compensation to attract and retain talented executives

Annual Cash Bonus(1)	50% Normalized FFO per Share 20% EBITDA/Interest Expense 10% ESG Initiatives 20% Qualitative Performance	Aligns our executives with near-term financial goals and strategic priorities, which for 2023 included Normalized FFO growth and managing leverage

As we remained focused on the importance of ESG for both internal and external stakeholders, we continued to include the achievement of ESG initiatives in our annual cash bonus program as standalone assessment criteria

Given that the majority of our compensation is based on pre-established metrics and goals, allows for a subjective assessment of performance on a more holistic basis and considers factors that may not be quantifiable

Time-Based Shares	Vest ratably over 3 years	Promotes retention and aligns executives with stockholders

Performance-Based Shares	50% Strategic Transactions 50% EBITDA Absolute and Relative TSR Modifier(2)	Rewards executives for completing transactions aligned with the Company’s current goal of paying down debt and reducing leverage, while also giving credit for strategic capital deployment
Ensures that executives are focused on profitability and stockholder value creation through EBITDA growth in both the short-term and long-term periods
Adjusts payouts to align with long-term stockholder returns on both an absolute and relative basis

2023 Stock Price Performance Award(3)	One-time award granted to SVPs that vests only if specified stock price hurdles are achieved	Award granted in December 2023 to SVPs to promote retention and further alignment with stockholders and incentivize stock price appreciation

(1)	Applicable only to Messrs. Aldag, Hamner, and McLean. Bonuses for 2023 for Mr. Hanna, Ms. Hooper, and Mr. Portal were determined based on a holistic qualitative review of their performance.

(2)	TSR modifier is only applicable to Messrs. Aldag, Hamner, and McLean.

(3)

On March 8, 2024, the Company issued restricted stock units to the CEO and CFO. These awards are generally subject to the same performance-based vesting terms as the 2023 Stock Price Performance Award granted to SVPs in 2023 and has replaced the annual performance-based awards granted to the CEO and CFO.

Proxy Statement and Notice of 2024 Annual Meeting 27

Compensation Discussion and Analysis

Elements of Pay

Base Pay

Base pay represents fixed cash compensation intended to attract and retain talent and is generally determined based on a review of individual experience, performance, internal pay equity considerations, and peer group base pay levels. Although base pay levels are only adjusted periodically, the Compensation Committee reviews levels annually.

The following chart sets forth 2023 base salaries for our NEOs. Mr. Aldag’s base salary has not increased since 2018 and Mr. Hamner’s base salary has not increased since 2020.

Named Executive Officer	2023 Base Salary ($)

Edward K. Aldag, Jr.	1,000,000

R. Steven Hamner	675,000

Emmett E. McLean	550,000	(1)

J. Kevin Hanna	500,000

Rosa H. Hooper	416,500

Larry H. Portal	625,000

(1)	Represents Mr. McLean’s annualized salary for 2023. Mr. McLean retired on September 1, 2023 and his actual salary paid during 2023 was $368,782.

Annual Cash Bonus Plan

Annual Cash Bonus Opportunities

For 2023, cash bonus opportunities for our NEOs as a percent of base salary were as follows:

Named Executive Officer	Threshold	Target	Maximum

Edward K. Aldag, Jr.	100%	200%	300%

R. Steven Hamner	100%	150%	225%

Emmett E. McLean	50%	100%	125%

J. Kevin Hanna(1)		Not Applicable

Rosa H. Hooper(1)		Not Applicable

Larry H. Portal(1)		Not Applicable

(1)

Mr. Hanna, Ms. Hooper and Mr. Portal’s 2023 bonuses were not targeted at a particular dollar value or percentage of base salary, and the actual 2023 bonuses for Mr. Hanna, Ms. Hooper and Mr. Portal were determined based on a holistic qualitative review of their performance.

28 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

Annual Cash Bonus Plan Metrics

The cash bonus plan metrics are reviewed annually by the Compensation Committee to ensure continued alignment with our strategic goals for the upcoming year. These goals are critical to our long-term success and are designed to be challenging and rigorous to ensure that we remain focused on differentiated growth and our overall business strategy.

The 2023 cash bonus plan metrics that applied to Mr. Aldag, Mr. Hamner and Mr. McLean are set forth in the following chart:

Performance Metric	Weighting	Threshold	Target	Maximum	2023 Achievement
Normalized FFO Per Share Encourages focus on profitability as measured by the most frequently used REIT earnings measurement on a per share basis; mitigates the risk of non-profitable acquisitions or other low-quality growth	50%	$1.42	$1.46	$1.50	$1.59

Targets consistent with the Company’s 2023 guidance.
EBITDA(1)/Interest Expense Ratio Motivates management to maintain financial health and a low cost of capital	20%	3.0x	3.2x	3.4x	3.47x

The 3.2x target ratio was established based on our historical strategies and debt levels as publicly disclosed during recent years.
Environmental, Social and Corporate Governance Encourages management to prioritize and execute on annual ESG initiatives	10%	Compensation Committee’s Assessment			Achieved Annual ESG Initiatives

ESG accomplishments include (i) ranked by Modern Healthcare as one of the best places to work and (ii) recognized with a 2022-2023 Green Lease Leaders Silver Certification by the Institute for Market Transformation and the Department of Energy Better Building Alliance.

Qualitative Performance Review Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company and in executing its strategic business plan	20%	Compensation Committee’s Assessment			Target (see below)

See below for additional detail on the Compensation Committee’s review of qualitative performance.

Proxy Statement and Notice of 2024 Annual Meeting 29

Compensation Discussion and Analysis

How We Determined Qualitative Performance for the Annual Cash Bonus Plan

The Compensation Committee assessed the qualitative performance of Mr. Aldag, Mr. Hamner, and Mr. McLean, which accounts for 20% of their overall bonus. The Committee determined that the qualitative portion of the bonus was achieved below the maximum level of achievement. These executives’ performance is most directly tied to the Company’s overall financial and operational accomplishments and accordingly, the Committee assessed the qualitative component based on each executives’ ability to appropriately revise our business plan mid-year and execute on our new strategy. Additionally, the Committee had the following key considerations:

◆	Completion of sales of assets to pay down debt

◆	Asset write-downs

◆	Addressing negative stock price performance

How We Determined Bonuses for the Other NEOs

The annual cash bonuses for Mr. Hanna, Ms. Hooper and Mr. Portal were determined based on the CEO’s evaluation of the individual’s performance.

Based on the above and the 2023 performance highlights previously discussed under “2023 Performance Highlights”, the overall cash bonus amounts are as follows:

Named Executive Officer	2023 Earned Bonus ($)

Edward K. Aldag, Jr.	2,800,000

R. Steven Hamner	1,417,500

Emmett E. McLean(1)	439,999

J. Kevin Hanna(2)	500,000

Rosa H. Hooper(2)	345,000

Larry H. Portal(2)	850,000

(1)	Mr. McLean’s bonus was prorated based on his retirement date of September 1, 2023.

(2)	Mr. Hanna, Ms. Hooper, and Mr. Portal were appointed as executive officers during 2023. The 2023 bonuses for these NEOs were determined based on a holistic qualitative review of their performance.

30 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

2023 Annual Equity Awards

We use a balanced approach to equity compensation and grant a combination of both time-based shares and performance-based shares, with the majority of the awards for our CEO and CFO (approximately 66%) vesting contingent on performance and 100% at-risk. The time-based portion of the award is intended to promote retention, while also subjecting our executives to the same market fluctuations faced by our stockholders.

In 2023, our NEOs were granted time-based shares that vest in equal quarterly installments over three years with the following values:

Named Executive Officer	Target Value of Time- Based Shares ($) 2023(1)

Edward K. Aldag, Jr.	4,250,000

R. Steven Hamner	2,125,000

Emmett E. McLean	815,000

J. Kevin Hanna	382,858

Rosa H. Hooper	258,425

Larry H. Portal	382,858

(1)

The grant date fair values, computed in accordance with ASC 718, were $4,320,570, $2,160,292, $828,540, $382,858, $258,425, and $382,858 for Mr. Aldag, Mr. Hamner, Mr. McLean, Mr. Hanna, Ms. Hooper, and Mr. Portal, respectively. For Mr. Hanna, Ms. Hooper, and Mr. Portal, this excludes the additional grant in December 2023 of the 2023 Stock Price Performance Award, discussed on page 32.

Refer to our Pay Versus Performance disclosure and the Compensation Actually Paid to our NEOs in 2023 on page 37.

Performance-based shares are designed to incentivize performance in both the long-run and short-run. 2023 annual performance-based restricted share awards are earned subject to the achievement of three-year goals, while also allowing a portion of the award to be earned subject to the achievement of one-year goals (maximum of 1/3 of the shares). The following chart provides the target value of performance-based shares granted to our NEOs in 2023:

Named Executive Officer	Target Value of Performance-Based Shares ($) 2023(1)

Edward K. Aldag, Jr.	8,250,000

R. Steven Hamner	4,125,000

Emmett E. McLean	1,685,000

J. Kevin Hanna	191,425

Rosa H. Hooper	129,213

Larry H. Portal	191,425

(1)

The grant date fair values, computed in accordance with ASC 718, were $9,619,819, $4,809,894, $1,964,777, $191,425, $129,213, and $191,425 for Mr. Aldag, Mr. Hamner, Mr. McLean, Mr. Hanna, Ms. Hooper, and Mr. Portal, respectively.

Refer to our Pay Versus Performance disclosure and the Compensation Actually Paid to our NEOs in 2023 on page 37.

Proxy Statement and Notice of 2024 Annual Meeting 31

Compensation Discussion and Analysis

The 2023 annual performance shares can be earned based on the following goals set by the Compensation Committee, which include both long-term and annual goals to align with our strategic business plan and our commitment to sustained growth that will ultimately drive long-term value creation. The 2023 performance metrics were selected in accordance with our strategic business plan and include goals for strategic transactions and EBITDA.

	Strategic Transactions (in millions) ($)		EBITDA (in millions) ($)

	2023	2025	2023	2025

Threshold (50%)	$500	$1,500	$1,300	$1,400

Target (100%)	$750	$2,250	$1,330	$1,450

Maximum (200%)(1)	$1,000	$3,000	$1,360	$1,500

(1)	Mr. McLean’s maximum was 150% of target.

Performance is measured over the three-year performance period and shares are earned based on the three-year performance goals listed above. To further strengthen alignment with our stockholders, any shares earned by Messrs. Aldag, Hamner, and McLean are subject to both an absolute and relative TSR modifier. One-half of the earned shares will be adjusted up or down by 25% based on relative TSR performance between the 25th percentile to the 75th percentile, and one-half of the earned shares will be adjusted up or down by 25% based on absolute TSR performance between 0% and 6% per annum.

To track the milestone progress during the performance period and to incentivize the consistent execution of our strategy and business plan, up to one-third of the target award was eligible to be earned at the end of 2023. Based on achievement of the 2023 goals for the annual performance shares, 150% of the shares eligible to be earned by Mr. Aldag and Mr. Hamner for 2023 performance were earned and 200% of the shares eligible to be earned by the SVPs for 2023 performance were earned. Due to Mr. McLean’s retirement in September 2023, 187.5% of the shares eligible to be earned by him for 2023 vested upon his retirement, as discussed on page 44. The Compensation Committee believes that using one-year and three-year goals creates a balanced program that ensures that management remains focused in both the short-term and the long-term to drive consistent stockholder value.

2023 Stock Price Performance Award

On December 8, 2023, the Company granted one-time special performance-based restricted stock awards to all employees other than our CEO and CFO to promote retention and further alignment with stockholders and to incentivize stock price appreciation. An aggregate of 2,500,000 shares of common stock were issued at target level and are eligible to be earned based on the achievement of the stock price hurdles set forth below over the four-year performance period from the grant date. The following chart provides the target value of 2023 Stock Price Performance Awards granted to our NEOs.(1)

Named Executive Officer	# of Shares	Grant Date Fair Value

J. Kevin Hanna	200,000	$1,426,000

Rosa H. Hooper	200,000	$1,426,000

Larry H. Portal	200,000	$1,426,000

(1)

On March 8, 2024, the Company issued restricted stock units to the CEO and CFO. These awards are generally subject to the same performance-based vesting terms as the one-time awards granted to SVPs in 2023 as discussed below and have replaced the CEO and CFO’s typical annual performance-based awards. See Form 8-K filed on March 14, 2024 for further detail on this award.

Refer to page 37 to see the Pay Versus Performance and the Compensation Actually Paid in 2023.

32 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

The 2023 Stock Price Performance Awards are eligible to be earned based on the following share price targets set by the Compensation Committee, which align with our strategic business plan and our commitment to sustained growth that will ultimately drive long-term value creation. Awards will be earned only if the Company’s share price increases from the closing price of the common stock on the grant date of December 8, 2023, as follows:

Stock Price Hurdles(1)

Target (100%)	$7.00 (49% increase over grant date stock price)

Stretch (200%)	$8.50 (81% increase over the grant date stock price)

Maximum (300%)	$10.00 (113% increase over the grant date stock price)

(1)	For similar awards granted to the CEO and CFO on March 8, 2024, the share price must increase by 67%, 103%, and 139% over the grant date stock price of $4.18.

Earned shares will vest in equal quarterly installments over two years from the date the Compensation Committee certifies achievement of the stock price appreciation hurdles. Achievement of the stock price metrics will be determined based on the trailing 20-trading day average closing price over the performance period.

How We Determine Annual Equity Awards

Equity compensation is a critical component of our NEO’s compensation program that directly aligns our NEOs’ long-term interests with our stockholders and provides additional retention for our NEOs. Annual grants to Messrs. Aldag, Hamner, and McLean were approved in January 2023 and annual grants to the other NEOs were approved in September 2023. The Company considers many factors when determining the size and terms of equity awards, one of the most important being that our NEOs are incentivized to execute on our stated strategy. Additional factors include the following:

◆	Stockholder Alignment. NEOs should experience the same financial impact as our stockholders.

◆

Retention and Competition for Talent. Maintaining market compensation to retain key leaders, which includes a review of market compensation based on a peer group that is reviewed and approved by the Compensation Committee each year for our CEO and CFO.

◆

Management’s Skill and Proven Track Record. Our NEOs’ have a proven track record of navigating and executing complex transactions. They have a unique ability to pivot and execute new business plans as demonstrated in 2023 by the reduction in our debt year over year.

◆	Historical Performance. Our unique portfolio of valuable healthcare infrastructure assets has delivered $4.8 billion in dividends to stockholders since our IPO.

Other Benefits

We maintain a 401(k) retirement savings plan and annually match 100% of the first 3% of pay contributed, plus 50% of the next 2% of pay contributed, to such plan by any employee (subject to certain tax limitations). We offer medical, dental, and vision plans, and pay the coverage cost under these plans for the NEOs and their eligible dependents. Mr. Aldag and Mr. Hamner each have and Mr. McLean had an employment agreement with us pursuant to which certain other benefits are (or, in the case of Mr. McLean, were) provided to them. The material terms of each such employment agreement are described under “Employment Arrangements with Named Executive Officers” below.

Proxy Statement and Notice of 2024 Annual Meeting 33

Compensation Discussion and Analysis

Other Aspects of Our Executive Compensation Program

Equity Ownership Guidelines

We believe that equity ownership by our directors and NEOs can help further align their interests with our stockholders’ interests. To that end, we have adopted equity ownership guidelines applicable to our directors and to NEOs. Failure to meet the ownership levels or show sustained progress towards meeting them, may result in payment to the directors and NEOs of future compensation in the form of equity rather than cash.

With respect to our NEOs and non-employee directors, the guidelines require ownership of shares of our common stock within five years of becoming an NEOs or three years after a non-employee director initially joins the Board, with a value equal to the following multiple of base salary (or annual fee for the non-employee directors):

Title	Multiple of Base Salary / Annual Fee	Compliance with Guidelines

Chairman, President, and Chief Executive Officer	6x	Yes

Executive Vice Presidents (CFO)	4x	Yes

SVPs	1.5x	*

Non-Employee Directors	3x	*

*

All of our non-employee directors and NEOs as of March 20, 2024, met the equity ownership guidelines, except for Ms. Mozingo, Ms. Murphy, Mr. Thompson, Mr. Hanna, and Mr. Portal. Ms. Murphy has three years from her initial election to the Board to reach compliance. Ms. Mozingo, and Mr. Thompson are not in compliance with the equity ownership guidelines as a result of the decrease in the price of our common stock. Mr. Hanna and Mr. Portal were promoted to SVPs in 2023 and have five years to reach compliance.

Clawback Policy

In light of the SEC’s adoption of final clawback rules in October 2022 and the NYSE’s adoption of final listing standards consistent with the SEC rules in June 2023, we adopted a new Compensation Recovery Policy in November 2023 (the “2023 Clawback Policy”). Under the 2023 Clawback Policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement under the securities laws, we are required (subject to certain limited exceptions described in the 2023 Clawback Policy and permitted by the final clawback rules) to recover erroneously awarded compensation received by any current or former executive officer after October 2, 2023 and in the three fiscal years prior to the date we were required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements.

The clawback policy adopted by the Board in 2013 (the “2013 Clawback Policy”) continues to allow for the recoupment of incentive awards (including awards made under our annual cash bonus plan and long-term incentive plans) received prior to the adoption of the 2023 Clawback Policy in the event the Company is required to restate its financial statements due to the material noncompliance of the Company with financial reporting requirements under the securities laws, as a result of intentional misconduct, fraud, or gross negligence. Under the 2013 Clawback Policy, each executive officer who is directly responsible for the intentional misconduct, fraud, or gross negligence shall reimburse the Company for incentive awards made to that executive officer after January 1, 2013, that would not have been made if the restated financial measures had been reported initially.

No Hedging or Pledging

The Company maintains an internal “Insider Trading Policy” that is applicable to all of our employees and directors. Among other things, the policy prohibits any employee of the Company (including directors or NEOs) from (i) engaging in short sales of the Company’s securities and from trading in puts, calls, options, or other derivative securities based on the Company’s securities, (ii) engaging in hedging or monetization transactions (which allow a stockholder to continue to own the covered securities, but without the full risks and rewards of ownership), and (iii) pledging the Company’s securities as loan collateral.

34 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

Other Practices with Regard to Equity Awards and Purchases and Sales of Shares

The Compensation Committee determines the number of shares underlying grants of restricted stock awards and the executive officers who will receive such awards. All of our employees (including our NEOs) and directors must receive prior authorization for any purchase or sale of our common stock.

We have never granted stock options to our NEOs, and we have not granted any stock options since those granted to our initial directors in 2004.

Compensation Risk Assessment

During 2023, the Compensation Committee reviewed the potential risks in the Company’s compensation program to ensure that compensation methods do not incentivize our executives to make decisions that, while creating apparent short-term financial and operating success, may in the longer-term result in future losses and other value depreciation.

After reviewing the analysis, the Compensation Committee concluded that the Company’s compensation policies and practices do not encourage excessive risk taking nor create any risks that would be reasonably likely to have a materially adverse effect on the Company, and it believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

•

Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking

•	Base salaries consistent with each executive officer’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security

•	A significant portion of each executive’s compensation tied to the future stock performance of the Company

•	Stock compensation and vesting periods for stock awards designed to encourage executive officers to focus on sustained stock price appreciation

•	A mix between cash and equity compensation designed to encourage strategies and actions that are in the long-term best interests of the Company and its stockholders.

Section 162(m) Policy

The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Code, a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee.” The Compensation Committee believes that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee have considered the potential effects of Section 162(m) of the Code on the compensation paid to our executive officers, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code. In addition, because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Proxy Statement and Notice of 2024 Annual Meeting 35

Compensation Discussion and Analysis

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

C. Reynolds Thompson, III. (Chairman)	Michael G. Stewart	D. Paul Sparks, Jr.

36 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

Pay Versus Performance

Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and the other NEOs, calculated in accordance with Item 402(v) of Regulation
S-K,
and certain financial performance
measures
.

					Value of Initial Fixed $100 Investment Based On:

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for non-PEO Named Executive Officers ($) (1)	Average Compensation Actually Paid to non-PEO Named Executive Officers (1)(2) ($)	Company TSR (3) ($)	Dow Jones U.S. Real Estate Health Care TSR (4) ($)	Net Income (Loss) (5) ($mm)	Stock Price (6) ($)

2023	17,854,051	1,210,213	6,165,180	2,417,281	31.62	93.29	(556.5)	4.91

2022	16,025,513	(8,729,616)	6,192,126	(4,100,450)	63.54	81.93	902.6	11.14

2021	17,036,629	33,684,966	7,148,640	13,836,026	124.60	104.84	656.0	23.63

2020	16,857,637	28,218,059	7,468,721	12,540,993	109.05	90.20	431.5	21.79

(1)
For fiscal years 2020, 2021, 2022, and 2023, our PEO was Edward K. Aldag, Jr. Chairman, President, and CEO. For fiscal years 2020, 2021, and 2022, our other NEOs were R. Steven Hamner, EVP and CFO, and Emmett E. McLean EVP, COO and Secretary. For 2023, other NEOs were R. Steven Hamner, EVP and CFO; Emmett E. McLean EVP, COO and Secretary, J. Kevin Hanna, SVP, Controller and Chief Accounting Officer; Rosa H. Hooper, SVP, Operations and Secretary; and Larry H. Portal, SVP, Senior Advisor to the CEO.

(2)
The amounts reported represent the “compensation actually paid”, computed in accordance with Item 402(v) of Regulation
S-K,
but do not reflect the actual amount of compensation earned by or paid in the applicable year. In accordance with Item 402(v) of Regulation
S-K,
the following adjustments were made to the amount reported in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid:

Adjustments to Determine Compensation “Actually Paid” for PEO (a)	2023	2022	2021	2020

SCT Total Compensation ($)	17,854,051	16,025,513	17,036,629	16,857,637

Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(13,940,389)	(12,380,300)	(12,928,532)	(12,732,033)

Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	6,591,933	8,396,220	24,565,926	20,856,417

Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(7,976,051)	(20,548,139)	4,166,464	3,013,007

Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	607,840	762,900	1,047,721	793,180

Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Met During Fiscal Year	(348,168)	(985,810)	(203,242)	(570,149)

Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(1,579,003)	–	–	–

Compensation Actually Paid	1,210,213	(8,729,616)	33,684,966	28,218,059

Proxy Statement and Notice of 2024 Annual Meeting 37

Compensation Discussion and Analysis

Adjustments to Determine Compensation “Actually Paid” for Non-PEOs Named Executive Officers (Average) (a)	2023	2022	2021	2020

SCT Total Compensation ($)	6,165,180	6,192,126	7,148,640	7,468,721

Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(4,707,529)	(4,531,857)	(5,249,546)	(5,552,149)

Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	1,879,478	3,039,094	9,729,908	9,116,553

Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(938,459)	(8,678,809)	1,874,864	1,423,515

Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	423,824	276,519	422,195	342,930

Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Met During Fiscal Year	(413,639)	(397,523)	(90,035)	(258,577)

Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(178,397)	–	–	–

Dividends Paid on Outstanding and Unvested Stock Awards	186,823	–	–	–

Compensation Actually Paid	2,417,281	(4,100,450)	13,836,026	12,540,993

(a)
In making each of the adjustments, the “value” of a stock award is the fair value of the award on the applicable date determined in accordance with ASC 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. The valuation methodology used to calculate fair values did not materially differ from that disclosed at the time of grant. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form
10-K
each fiscal year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.

(3)
Company TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the price of our common stock at the end and the beginning of the measurement period.

(4)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Dow Jones U.S. Real Estate Health Care Index, a published industry index.

(5)	The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year as reported on our Annual Report on Form 10-K.

(6)
While the Company uses numerous financial and
non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that stock price is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure that is not otherwise required to be disclosed in the Pay Versus Performance table used by the Company to link compensation actually paid to the Company’s NEOs, computed in accordance with Item 402(v) of Regulation
S-K,
for the most recently completed fiscal year, to Company performance. The Company utilizes stock price as a performance metric in the 2023 Stock Price Performance Awards and stock price impacts the value of all equity awards granted to the NEOs.

Tabular List of Important Financial Measures
The following are the measures that we have determined represent the most important performance measures used to link compensation actually paid to Company performance for 2023:

Most Important Measures for 2023
Stock Price	1YR and 3 YR TSR (Absolute and Relative)
EBITDA	Normalized FFO Per Share
Strategic Transactions	EBITDA/ Interest Expense Ratio
Relationship between Compensation Actually Paid and Financial Measures
As described in more detail in the section “Compensation Discussion and Analysis”, our executive compensation program reflects a variable pay-for-performance
philosophy. Our compensation program is designed to support our strategic business plan and motivate management to drive long-term value creation for our stockholders. The majority of our NEOs’ compensation is comprised of equity awards for which the value is directly tied to changes in stock price. Furthermore, the majority of our equity awards
are tied to (1) rigorous performance hurdles, (2) total stockholder return and/or (3) stock price appreciation. As illustrated in the table and charts below, compensation actually paid to our NEOs generally aligns with our stock price performance and financial results as follows:

◆	In 2023, we continued to execute on our strategy and closed various asset sales which helped to pay down debt; however, our TSR declined year-over-year,

◆
Our 2023 compensation actually paid to our CEO reflects an approximately $16.6 million decline from Summary Compensation Table amounts, driven primarily by the decline in fair value of outstanding equity awards.

38 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

The following graphs further illustrate the alignment of our NEOs’ compensation actually paid relative to (i) our absolute
TSR
and the TSR of the Dow Jones U.S. Real Estate Health Care REIT Index, (ii) net income and (iii) stock price
:

Proxy Statement and Notice of 2024 Annual Meeting 39

Compensation Discussion and Analysis

Summary Compensation Table

The amounts in the table below are a summary of the components of the compensation for our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)		Total ($)

Edward K. Aldag, Jr.	2023	1,000,000	400,000	13,940,389		2,400,000	113,662	(5)	17,854,051

Chairman, President, and Chief Executive Officer	2022	1,000,000	600,000	12,380,300		1,900,000	145,213		16,025,513
	2021	1,000,000	600,000	12,928,532		2,400,000	108,097		17,036,629

R. Steven Hamner	2023	675,000	202,500	6,970,186		1,215,000	49,931	(6)	9,112,617

Director, Executive Vice President and Chief Financial Officer	2022	675,000	303,750	6,190,172		961,875	32,974		8,163,771
	2021	675,000	303,750	6,464,266		1,215,000	27,313		8,685,329

Emmett E. McLean	2023	368,782	73,333	10,753,254	(3)	366,666	1,017,520	(7)	12,579,555

Former Executive Vice President, Chief Operating Officer, Treasurer and Secretary	2022	550,000	192,500	2,873,541		563,750	40,690		4,220,481
	2021	550,000	192,500	4,034,826		770,000	64,625		5,611,951

J. Kevin Hanna	2023	500,000	500,000	2,000,283		–	37,509	(8)	3,037,792

Senior Vice President, Controller and Chief Accounting Officer

Rosa H. Hooper	2023	416,500	345,000	1,813,638		–	26,743	(9)	2,601,881

Senior Vice President, Operations and Secretary

Larry H. Portal	2023	625,000	850,000	2,000,283		–	18,773	(10)	3,494,056

Senior Vice President, Senior Advisor to the CEO

(1)	Reflects the cash bonus earned by our NEOs for the applicable year based on a qualitative review of individual and Company performance.

(2)

Represents the aggregate grant date fair value of restricted stock awards, calculated in accordance with FASB ASC Topic 718 (“ASC 718”) - see Note 7 of the Notes to Consolidated Financial Statements included in our 2023 Annual Report on Form 10-K. For awards subject to performance-based vesting conditions, the value reported reflects the fair value of the award at the grant date based upon the probable outcome of the performance conditions. The reported value for performance awards granted in 2023 was $9,619,819; $4,809,894; $1,964,777; $1,617,425; $1,555,213; and $1,617,425 for Mr. Aldag, Mr. Hamner, Mr. McLean, Mr. Hanna, Ms. Hooper, and Mr. Portal, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved, would be $24,049,547; $12,024,735; $3,683,956; $4,660,851; $4,536,425; and $4,660,851 for Mr. Aldag, Mr. Hamner, Mr. McLean, Mr. Hanna, Ms. Hooper, and Mr. Portal, respectively.

(3)

In addition to the typical time-based and performance-based awards granted in 2023, the amount reported for Mr. McLean includes $7,959,937, as required by ASC 718 to modify certain stock awards so they may vest upon his retirement. This modification of 615,152 shares of previously granted restricted stock was approved by the Board on February 16, 2023. No additional shares were granted as part of the modification.

(4)	Reflects the cash bonus earned by our named executive officers for the applicable year based on the achievement of specified corporate goals.

(5)

Represents $13,400 in Company 401(k) match, $9,175 for health insurance, a $12,000 automobile allowance, $19,346 for the cost of tax preparation and financial planning services, $56,429 for the cost of life insurance, and $3,312 for disability insurance. These amounts are inclusive of $32,604 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(6)

Represents $13,400 in Company 401(k) match, $9,175 for health insurance, a $9,000 automobile allowance, and $18,356 for the cost of tax preparation and financial planning services. These amounts are inclusive of $6,856 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(7)

Represents $13,400 in Company 401(k) match, $6,777 for health insurance, a $6,000 automobile allowance, $28,215 for the cost of tax preparation and financial planning services, $28,214 for the cost of life insurance, $800 for fitness reimbursement, and $934,114 in catch-up dividend payments. These amounts are inclusive of $23,898 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(8)	Represents $13,400 in Company 401(k) match, $16,973 for health insurance, $5,936 for annual physical, and $1,200 for fitness reimbursement.

(9)	Represents $13,400 in Company 401(k) match, $9,175 for health insurance, $2,968 for annual physical and $1,200 for fitness reimbursement.

(10)	Represents $16,973 for health insurance and $1,800 for fitness reimbursement.

40 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our NEOs during 2023. For further detail regarding each of these awards, see “Compensation Discussion and Analysis—Elements of Pay.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)						All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)

Edward K. Aldag, Jr.	1/20/2023	800,000	1,600,000	2,400,000

	1/20/2023										320,755	(3)	4,320,570

	1/20/2023				233,491	(4)	622,642	(4)	1,556,605	(4)			9,619,819

R. Steven Hamner	1/20/2023	540,000	810,000	1,215,000

	1/20/2023										160,378	(3)	2,160,292

	1/20/2023				116,745	(4)	311,320	(4)	778,300	(4)			4,809,894

Emmett E. McLean	1/20/2023	220,000	440,000	550,000

	1/20/2023										61,510	(3)	828,540

	1/20/2023				47,689	(4)	127,170	(4)	238,444	(4)			1,964,777

	2/16/2023										615,142	(8)	7,959,937

J. Kevin Hanna	9/1/2023	–	–	–

	9/1/2023										52,303	(5)	382,858

	9/1/2023				13,076	(6)	26,151	(6)	52,302	(6)			191,425

	12/8/2023						200,000	(7)	600,000	(7)			1,426,000

Rosa H. Hooper	9/1/2023	–	–	–

	9/1/2023										35,304	(5)	258,425

	9/1/2023				8,826	(6)	17,652	(6)	35,304	(6)			129,213

	12/8/2023						200,000	(7)	600,000	(7)			1,426,000

Larry H. Portal	9/1/2023	–	–	–

	9/1/2023										52,303	(5)	382,858

	9/1/2023				13,076	(6)	26,151	(6)	52,302	(6)			191,425

	12/8/2023						200,000	(7)	600,000	(7)			1,426,000

(1)	Represents cash incentive compensation opportunity, which can be earned based upon the achievement of formulaic corporate goals in the annual cash bonus program.

(2)	Represents awards of performance-based restricted stock. Dividends are not paid on performance-based awards unless and until the award is earned.

(3)

Represents the annual time-based restricted stock awards that vest quarterly over a period of three years. The grant date fair value of these time-based restricted stock awards is $13.47 per share. Eligibility to receive dividends on the time-based restricted stock awards starts on the date of grant.

(4)

Represents 2023 EBITDA and strategic transactions awards, which are earned based on the Company’s achievement of specific one-year and three-year goals for the periods of January 1, 2023, to December 31, 2023, and January 1, 2023, to December 31, 2025. The awards are also subject to absolute and relative TSR modifier for the respective performance periods which can increase/decrease the number of shares earned by up to 25%. The grant date fair value of these awards is $15.45 per share.

(5)

Represents the annual time-based restricted stock awards that vest quarterly over a period of three years. The grant date fair value of these time-based restricted stock awards is $7.32 per share. Eligibility to receive dividends on the time-based stock awards starts on the date of grant.

(6)

Represents 2023 EBITDA and strategic transactions awards, which are earned based on the Company’s achievement of specific one-year and three-year goals for the periods of January 1, 2023, to December 31, 2023, and January 1, 2023, to December 31, 2025. The grant date fair value of these awards is $7.32 per share.

(7)

Represents 2023 Stock Price Performance Awards, which are earned based on the Company’s achievement of certain stock price hurdles over a four-year performance period following the grant date of December 8, 2023. The grant date fair value of these awards is $7.13 per share.

(8)

Represents restricted shares for which vesting accelerated in connection to Mr. McLean’s retirement. Such acceleration was approved by the Board on February 16, 2023. The settled value of such accelerated shares was $3,266,404.

Proxy Statement and Notice of 2024 Annual Meeting 41

Compensation Discussion and Analysis

Outstanding Equity Awards as of December 31, 2023

The table below shows the outstanding equity awards held by our NEOs as of December 31, 2023. Market values are based on a price of $4.91 per share, the closing price of our common stock on December 29, 2023, the last trading day of 2023.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edward K. Aldag, Jr.	335,966	(1)	1,649,593	1,128,881	(6)	5,542,806

R. Steven Hamner	167,984	(2)	824,801	564,438	(7)	2,771,400

Emmett E. McLean(11)	–		–	–		–

J. Kevin Hanna	47,302	(3)	232,253	236,484	(8)	1,161,136

Rosa H. Hooper	33,891	(4)	166,405	227,319	(9)	1,116,136

Larry H. Portal	49,008	(5)	240,629	238,651	(10)	1,171,776

(1)

For Mr. Aldag includes (i) 59,326 shares that vested on January 1, 2024, (ii) 62,805 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2025, and (iii) 213,835 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2026.

(2)

For Mr. Hamner includes (i) 29,663 shares that vested on January 1, 2024, (ii) 31,403 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2025, and (iii) 106,918 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2026.

(3)

For Mr. Hanna includes (i) 6,935 shares that vested on January 1, 2024, (ii) 5,500 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2025, and (iii) 34,867 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2026.

(4)

For Ms. Hooper includes (i) 5,355 shares that vested on January 1, 2024, (ii) 5,000 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2025, and (iii) 23,536 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2026.

(5)

For Mr. Portal includes (i) 7,477 shares that vested on January 1, 2024, (ii) 6,664 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2025, and (iii) 34,867 shares that vest in equal quarterly installments from April 1, 2024, through January 1, 2026.

(6)

For Mr. Aldag includes (i) 262,380 shares underlying the 2021 Performance Award†, (ii) 243,859 shares underlying the 2022 Performance Award‡ and (iii) 622,642 shares underlying the 2023 Performance Award*. 586,820 shares were earned and vested on January 1, 2024.

(7)

For Mr. Hamner includes (i) 131,188 shares underlying the 2021 Performance Award†, (ii) 121,930 shares underlying the 2022 Performance Award‡ and (iii) 311,320 shares underlying the 2023 Performance Award*. 293,408 shares were earned and vested on January 1, 2024.

(8)

For Mr. Hanna includes (i) 4,833 shares underlying the 2021 Performance Award†, (ii) 5,500 shares underlying the 2022 Performance Award‡, (iii) 26,151 shares underlying the 2023 Performance Award*, and (vi) 200,000 shares underlying the 2023 Stock Price Performance Award **. 24,201 shares were earned and vested on January 1, 2024.

(9)

For Ms. Hooper includes (i) 4,667 shares underlying the 2021 Performance Award†, (ii) 5,000 shares underlying the 2022 Performance Award‡, (iii) 17,652 shares underlying the 2023 Performance Award*, and (vi) 200,000 shares underlying the 2023 Stock Price Performance Award **. 18,300 shares were earned and vested on January 1, 2024.

(10)

For Mr. Portal includes (i) 5,833 shares underlying the 2021 Performance Award†, (ii) 6,667 shares underlying the 2022 Performance Award‡, (iii) 26,151 shares underlying the 2023 Performance Award*, and (vi) 200,000 shares underlying the 2023 Stock Price Performance Award **. 25,601 shares were earned and vested on January 1, 2024.

(11)

In connection with his retirement the Board approved (i) the accelerated vesting of 615,142 outstanding restricted stock awards previously granted to Mr. McLean and (ii) the acceleration of $934,114 in catch-up dividend payments due to Mr. McLean, in each case subject to Mr. McLean’s continued service through the date of his retirement and the execution by Mr. McLean of a customary general release of claims and non-compete in favor of the Company.

†

The 2021 Performance Award is earned based on the achievement of FFO per Share Growth, EBITDA and acquisitions goals over a three-year period with the ability to earn up to one-third of the award in 2021 based on one-year goals. For Messrs. Aldag and Hamner, any earned shares were subject to an absolute TSR and relative TSR modifier (based on one-year TSR for any shares earned based on one-year goals and three-year TSR for the majority of the award based on three-year goals) that could increase or decrease the award up to 25%. Up to one-third of the shares subject to the EBITDA award were eligible to be earned if EBITDA was $1.3 billion for 2021 and 100% of shares are eligible to be earned if EBITDA is $1.4 billion in the third year of the performance period. Up to one-third of the shares subject to the FFO per Share Growth award were eligible to be earned if FFO per Share Growth was 3.75% for 2021 and 100% of shares are eligible to be earned if FFO per Share Growth is 11.25% for the three-year performance period. Up to one-third of the shares subject to the acquisitions award were eligible be earned if acquisitions were $750 million for 2021 and 100% of shares were eligible to be earned if acquisitions were $2.25 billion for the three-year performance period. Any earned shares vest on the January 1 immediately following the date on which the shares are earned.

42 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

‡

The 2022 Performance Award is earned based on the achievement of FFO per Share Growth, EBITDA and acquisitions goals over a three-year period with the ability to earn up to one-third of the award in 2022 based on one-year goals. For Messrs. Aldag and Hamner, any earned shares are subject to an absolute TSR and relative TSR modifier (based on one-year TSR for any shares earned based on one-year goals and three-year TSR for the majority of the award based on three-year goals) that can increase or decrease the award up to 25%. Up to one-third of the shares subject to the EBITDA award were eligible to be earned if EBITDA was $1.4875 billion for 2022 and 100% of shares are eligible to be earned if EBITDA is $1.575 billion in the third year of the performance period. Up to one-third of the shares subject to the FFO per Share Growth award were eligible to be earned if FFO per Share Growth was 4.0% for 2022 and 100% of shares are eligible to be earned if FFO per Share Growth is 8.0% for the three-year performance period. Up to one-third of the shares subject to the acquisitions award were eligible to be earned if acquisitions were $750 million for 2022 and 100% of shares are eligible to be earned if acquisitions are $2.25 billion for the three-year performance period. Any earned shares vest on the January 1 immediately following the date on which the shares are earned.

*

The 2023 Performance Award is earned based on the achievement of EBITDA and strategic transactions goals over a three-year period with the ability to earn up to one-third of the award in 2023 based on one-year goals. For Messrs. Aldag and Hamner, any earned shares are subject to an absolute TSR and relative TSR modifier (based on one-year TSR for any shares earned based on one-year goals and three-year TSR for the majority of the award based on three-year goals) that can increase or decrease the award up to 25%. Up to one-third of the shares subject to the EBITDA award were eligible to be earned if EBITDA was $1.33 billion for 2023 and 100% of shares are eligible to be earned if EBITDA is $1.45 billion in the third year of the performance period. Up to one-third of the shares subject to the strategic transaction award were eligible to be earned if acquisitions were $750 million for 2023 and 100% of shares are eligible to be earned if acquisitions are $2.25 billion for the three-year performance period. Any earned shares vest on the January 1 immediately following the date on which the shares are earned.

**

The 2023 Stock Price Performance Award is earned based on achievement of stock price hurdles over a four-year performance period based on a trailing 20-trading day average closing price of the Company’s common stock. Any earned shares will vest in equal quarterly installments over two years following the date that the Compensation Committee certifies achievement of the performance metrics, subject to the grantee’s continued employment through such date, provided that all unvested earned shares will vest in full following the end of the four-year performance period.

Option Exercises and Stock Vested

The following table sets forth the aggregate number and value of shares of restricted common stock held by our NEOs that vested in 2023. The “Value Realized on Vesting” set forth below is the product of the fair market value of a share of common stock on the vesting date multiplied by the number of shares vesting. We have never issued stock options to our NEOs.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Edward K. Aldag, Jr.	711,668	7,294,337

R. Steven Hamner	355,837	3,647,202

Emmett E. McLean(1)	822,914	6,387,104

J. Kevin Hanna	35,508	292,508

Rosa H. Hooper	30,239	260,123

Larry H. Portal	38,409	319,036

(1)

Mr. McLean’s unvested restricted stock awards accelerated in full upon his retirement. The amount reported for Mr. McLean above includes $934,114 in catch-up dividend payments that were paid to him upon his retirement.

Proxy Statement and Notice of 2024 Annual Meeting 43

Compensation Discussion and Analysis

Potential Payments Upon Termination or Change of Control

The following table shows potential payments and benefits that will be provided to our NEOs upon the occurrence of certain termination triggering events as described in either employment agreements or stock award agreements. The change of control provisions in the employment agreements are designed to align management’s interests with those of our stockholders. See the discussion below under “Employment Arrangements with Named Executive Officers” for information about payments upon termination or a change of control. All equity interests included in the termination and change of control calculations represent previously granted restricted stock awards and are valued based on the closing price of our common stock on December 29, 2023, the last trading day of 2023, and an assumed termination of employment on December 31, 2023. Mr. McLean is not included in the table below because he retired on September 1, 2023.

Named Executive Officer	Termination and Change of Control(1) ($)		Death ($)	Termination Not for Cause; By Executive for Good Reason; Permanent Disability ($)		Retirement ($)	Termination for Cause; By Executive without Good Reason ($)

Edward K. Aldag, Jr.

Cash Severance	12,344,580	(2)	45,875	12,344,580	(3)	–	–

Equity-Award Acceleration(1)	16,580,925		16,580,925	16,580,925		16,580,925	–

R. Steven Hamner

Cash Severance	6,635,775	(2)	27,525	6,281,400		–	–

Equity-Award Acceleration(1)	8,290,437		8,290,437	8,290,437		8,290,437	–

J. Kevin Hanna

Cash Severance	–		–	–		–	–

Equity-Award Acceleration	2,946,000	(4)	–	1,964,000	(5)	–	–

Rosa H. Hooper

Cash Severance	–		–	–		–	–

Equity-Award Acceleration	2,946,000	(4)	–	1,964,000	(5)	–	–

Larry H. Portal

Cash Severance	–		–	–		–	–

Equity-Award Acceleration	2,946,000	(4)	–	1,964,000	(5)	–	–

(1)

As of January 1, 2024, the amount that would accelerate upon a change of control (“CoC”) would be reduced to $12,296,878 for Mr. Aldag and to $6,148,420 for Mr. Hamner as a result of shares that vested on January 1, 2024.

(2)

Amounts exclude tax related payments including any tax gross-ups in connection with a CoC. While the precise amount of any tax-related payments is difficult to calculate and may be mitigated based on a number of considerations, the estimated tax gross-up payments are $0 for Mr. Aldag and Mr. Hamner as of December 31, 2023.

(3)	Amount excludes an estimated tax payment of $5,442,000.

(4)	SVP Equity-Award Acceleration represents the 2023 Stock Price Performance Award that is subject to accelerated vesting upon a Change of Control if the individual remains employed through such date.

(5)

SVP Equity-Award Acceleration represents the 2023 Stock Price Performance Award that would accelerate and vest in the event of termination by the Company without cause. These awards do not have accelerated vesting provisions in the event of a termination for good reason or due to permanent disability.

44 Proxy Statement and Notice of 2024 Annual Meeting

Compensation Discussion and Analysis

Employment Arrangements with Named Executive Officers

Our three founders have employment agreements that were negotiated in 2003 to market standards in connection with our initial equity offering. Below we describe the terms of these agreements. Because certain market standards have evolved since our initial equity offering, we will not enter into any new contracts that include a multi-year evergreen term, single-trigger change of control provisions, or excise tax gross up provisions.

We are party to employment agreements with Edward K. Aldag, Jr. and R. Steven Hamner and were party to an employment agreement with Emmett E. McLean until his retirement (each of Messrs. Aldag. Hamner and McLean, the “Founders”). These agreements provide (or, in the case of Mr. McLean, provided) that each Founder agrees to devote substantially all of his business time to our operation. The employment agreement for each of the Founders provides for an initial three-year term, which is automatically extended for successive one-year periods, unless either party gives notice of non-renewal as provided in the agreement.

The executive employment agreements provide for an annual physical at the Company’s expense, a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. Hamner and McLean. The Founders are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. Hamner and McLean. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount increases annually based on the increase in the consumer price index (“CPI”) for such year, and that Messrs. Hamner and McLean will receive up to $10,000 per year in reimbursement for life insurance premiums, which amount increases annually based on the increase in the CPI for such year. We also reimburse each executive for the income tax he incurs on these life insurance premium reimbursements. The Founders are also reimbursed for the cost of their disability insurance premiums.

The employment agreements provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time-to-time.

The employment agreements with the Founders provide for contractual severance benefits and accelerated vesting of equity grants in the event of a change of control, which we believe are common in the REIT industry, are designed to reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction or fear of job loss in the face of an actual or threatened change of control and to ensure that our executive officers are motivated to negotiate the best merger consideration for our stockholders.

If the Founder’s employment ends for any reason, we will pay accrued salary, bonuses, and incentive payments already determined but not yet paid, and other existing obligations. If a Founder’s employment terminates as a result of his “permanent disability” (as defined in the employment agreements), we terminate a Founder’s employment for any reason other than for “cause” (as defined in the employment agreements), or if a Founder terminates his employment for “good reason” (as defined in the employment agreements), we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred; (ii) the cost of the executive’s continued participation in the Company’s benefit and welfare plans (other than the 401(k) plan) for a three-year period (a five-year period in the case of Mr. Aldag) following termination; and (iii) continued reimbursement for life insurance premiums and the taxes payable on such amounts for three years following termination (or five years in the case of Mr. Aldag). Additionally, upon such termination, all stock options, if any, and restricted stock held by the executive will become fully vested, and the executive will have whatever period remains under the term of stock options in which to exercise all vested stock options. The employment agreements also provide that the Founders and their spouses and dependents will be permitted to continue to participate in all employee benefit and welfare plans and programs of the Company other than the 401(k) plan until the earlier of age 65 or such time as the Founder obtains full-time employment with an entity not affiliated with the Founder that provides comparable benefits.

In the event of the death of any of our Founders, in addition to the accrued salary, bonus, and incentive payments due to them, their restricted stock shall become fully vested, and their respective beneficiaries will have whatever period remains under any outstanding stock options held by the Founder to exercise such stock options. In addition, their estates would be entitled to the

Proxy Statement and Notice of 2024 Annual Meeting 45

Compensation Discussion and Analysis

Founder’s prorated incentive bonus payable in a lump sum and the Founder’s spouse and each of his dependents shall be covered under the Company’s health insurance program until the earlier of age 65 or such time as the spouse or dependent obtains full-time employment with an entity not affiliated with the Founder that provides comparable benefits. The Company shall pay for such coverage for three years (or five years in the case of Mr. Aldag) following the death of the Founder.

In the event that the employment of any of our Founders ends as a result of a termination by us for cause or by the Founder without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise any outstanding vested stock options held by the Founder, pursuant to the terms of the grant, but all unvested stock options and restricted stock would be forfeited upon termination.

Upon a change of control, the Founders will become fully vested in their equity awards. In addition, if the employment of any Founder is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any 12-month period during his tenure multiplied by three.

If payments become due as a result of a change of control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18-month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us and not to solicit our employees.

The restricted stock awards with the Founders provide (or, in the case of Mr. McLean, provided) that, if the Founder’s employment is terminated (1) by the Company without cause, (2) by the Founder for good reason, (3) due to the Founder’s death, (4) due to the Founder becoming permanently disabled, or (5) due to the Founder’s separation from service after attaining age 65, provided that the Founder provides the Company with written notice at least one year prior to such separation from service, all unvested restricted stock awards will fully accelerate and vest.

On September 1, 2023, Mr. McLean retired from the Company and the Board approved (i) the accelerated vesting of 615,142 outstanding restricted shares of common stock previously granted to Mr. McLean and (ii) the acceleration of $934,114 in catch-up dividend payments due to Mr. McLean, in each case subject to Mr. McLean’s continued service through the date of his retirement and the execution by Mr. McLean of a customary general release of claims and non-compete in favor of the Company. Mr. McLean’s employment agreement terminated upon his retirement.

The SVPs are not currently party to employment agreements with the Company and are at-will employees of the Company. However, under the award agreements for the 2023 Stock Price Performance Awards, (i) in the event of a change of control, the shares underlying such awards vest at the maximum level (300% of target), provided that the grantee continues to provide services as an employee through such date and (ii) in the event that the grantee’s employment is terminated by the Company without cause, a number of shares equal to the greater of (x) the number of shares that have been earned prior to the date of termination and (y) 200% of the target number of such shares shall vest.

46 Proxy Statement and Notice of 2024 Annual Meeting

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of our CEO, Mr. Aldag, relative to the annual total compensation of our median employee.

For the purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and the median employee’s annual total compensation were calculated consistent with the requirements of the Summary Compensation Table.

The Company’s methodology in determining our median employee is based on 2023 base salaries (annualized for employees hired mid-year or who had a leave of absence during the year) plus incentive bonus for all individuals, excluding our CEO, who were employed by us as of December 31, 2023. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary and seasonal employees.

After applying the methodology described above, our median employee’s total compensation using the Summary Compensation Table requirements was $217,809. Our CEO’s total compensation as reported in the Summary Compensation Table was $17,854,051 Therefore, our CEO to median employee pay ratio is approximately 82:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee Interlocks and Insider Participation

During 2023, the following directors served on the Compensation Committee: C. Reynolds Thompson, III (Chair), Michael G. Stewart and D. Paul Sparks, Jr. No member of the Compensation Committee was an officer or employee of our Company or had any relationships requiring disclosure by us under applicable SEC regulations during 2023. Mr. Stewart served as our Executive Vice President, General Counsel and Secretary from 2005 to 2010. In addition, none of our executive officers served during 2023 as a director or a member of the Compensation Committee of any entity that had an executive officer serving as a director or a member of the Compensation Committee of our Board.

Equity Compensation Plan Information

The following table provides information as of December 31, 2023, regarding shares of common stock that may be issued under our equity compensation plans, consisting of the Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)(c)

Equity compensation plan approved by security holders	–	–	8,837,033

Equity compensation plans not approved by security holders	–	–	–

Total	–	–	8,837,033

We have only issued restricted stock and have not issued any options, warrants or rights under the 2019 Plan.

Proxy Statement and Notice of 2024 Annual Meeting 47

Other Information

Compensation of Directors

In 2023, the Compensation Committee engaged Gressle & McGinley to assist it in conducting a competitive review of our non-employee director compensation program. The Compensation Committee took into consideration Gressle & McGinley’s findings and recommendations in determining the compensation structure for our non-employee directors for 2023.

As compensation for serving on our Board during 2023, each non-employee director received a cash retainer of $115,000. In addition, the Lead Independent Director received a cash retainer of $50,000; the Audit Committee chair received a cash retainer of $35,000; the Compensation Committee chair received a cash retainer of $30,000; the Ethics, Nominating and Corporate Governance Committee chair received a cash retainer of $30,000; the Environmental and Social Committee chair received a cash retainer of $30,000; and the Risk Committee chair received a cash retainer of $30,000. Each non-employee director was awarded restricted stock awards of 9,675 shares, 5,552 shares, and 5,928 shares in 2023, 2022 and 2021, respectively, with the exception of Ms. Murphy, who was not a director in 2021 and was awarded a restricted stock award of 6,101 shares in 2022. These awards vest over three years in equal quarterly amounts. We also reimburse our directors for reasonable expenses incurred in attending Board and committee meetings. Our Compensation Committee may change the compensation of our non-employee directors at its discretion. Directors who are also officers or employees receive no additional compensation for their service as directors.

In addition, pursuant to the Director Retirement Policy adopted by the Compensation Committee in February 2017, each non-employee director receives a single lump sum payment upon retirement equal to the director’s final annual retainer divided by 12 and multiplied by the director’s years of service on the Board.

The following Director Compensation Table summarizes the compensation paid to our non-employee directors for their services during 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)

G. Steven Dawson	150,000	123,163	–	273,163

Caterina A. Mozingo	145,000	123,163	–	268,163

Emily W. Murphy	115,000	123,163	–	238,163

Elizabeth N. Pitman	175,000	123,163	–	298,163

D. Paul Sparks, Jr.	115,000	123,163	–	238,163

Michael G. Stewart	165,000	123,163	–	288,163

C. Reynolds Thompson, III	145,000	123,163	–	268,163

(1)	Based on the grant date fair value of our common stock on February 3, 2023, of $12.73.

The following table shows outstanding equity awards held by each of our non-employee directors on December 31, 2023:

Name	Unvested Stock (#)

G. Steven Dawson	10,059

Caterina A. Mozingo	10,059

Emily W. Murphy	9,792

Elizabeth N. Pitman	10,059

D. Paul Sparks, Jr.	10,059

Michael G. Stewart	10,059

C. Reynolds Thompson, III	10,059

48 Proxy Statement and Notice of 2024 Annual Meeting

Other Information

Indemnification Agreements with Executive Officers and Directors

As permitted under the Company’s charter and bylaws, the Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the Company will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of their current or past service as director or officer, or incurred by reason of the fact that, while they were the Company’s director or officer, they were serving at the Company’s request as a director, officer, partner, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. The Company has agreed to pay expenses incurred by indemnitees before the final disposition of a claim provided that they submit to the Company a written affirmation that they have met the standard of conduct required for indemnification and a written undertaking to repay the amounts paid or reimbursed by the Company if it is ultimately determined that they have not met the standard of conduct required for indemnification. Indemnitees are entitled to select counsel to defend against indemnifiable claims.

In connection with certain securities and derivative litigation, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, the Company advanced certain legal expenses to its directors and officers named as defendants in such litigation.

Proxy Statement and Notice of 2024 Annual Meeting 49

Other Information

Share Ownership of Certain Beneficial Owners

The following table provides information about the beneficial ownership of our common stock as of March 20, 2024, by (i) each director of the Company, (ii) each NEO of the Company who is not a director, (iii) all directors and NEOs as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

The SEC defines “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 20, 2024 or will become exercisable within 60 days thereafter, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Each person named in the table has sole voting and/or investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

Name of Beneficial Owner*	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)

Edward K. Aldag, Jr.	3,914,998	**(2)

R. Steven Hamner	2,197,935	**(3)

Emmett E. McLean	1,928,936	**

J. Kevin Hanna	142,743	**(4)

Rosa H. Hooper	133,578	**(5)

Larry H. Portal	182,119	**(6)

G. Steven Dawson	153,500	**(7)

Caterina A. Mozingo	56,310	**(8)

Emily W. Murphy	51,670	**(8)

Elizabeth N. Pitman	78,678	**(9)

D. Paul Sparks, Jr.	96,388	**(8)

Michael G. Stewart	254,025	**(8)

C. Reynolds Thompson, III	75,167	**(8)

All directors and Executive Officers as a group (13 persons)	9,266,047	1.53%(10)

Other Stockholders:

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	85,973,193	14.20%(11)

BlackRock Inc. 50 Hudson Yards New York, New York 10001	71,941,568	11.88%(12)

State Street Corp. 1 CONGRESS STREET, SUITE 1 BOSTON, Massachusetts 02114-2016	34,026,341	5.62%(13)

*	Unless otherwise indicated, the address of each named person is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242
**	Less than 1% of outstanding shares of common stock.

50 Proxy Statement and Notice of 2024 Annual Meeting

Other Information

(1)

For officers and directors, based on 605,610,095 shares of common stock outstanding as of March 20, 2024. Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after March 20, 2024 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage outstanding of any other stockholder. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(2)	Includes 1,149,846 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(3)	Includes 574,924 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(4)	Includes 40,367 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(5)	Includes 28,536 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(6)	Includes 41,531 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(7)

Includes 38,209 shares of unvested restricted common stock, which the named director has no right to sell or pledge. Also, includes 88,375 shares owned by Corriente Private Trust, an irrevocable Nevada Spendthrift Trust for which Mr. Dawson is the sole trustee and beneficiary. Includes 10,000 shares of common stock held in the director’s spouse’s name.

(8)	Includes 38,209 shares of unvested restricted common stock, which the named director has no right to sell or pledge.

(9)	Includes 38,209 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. Includes 5,923 shares of common stock held in the director’s spouse’s name.

(10)	See notes (1) – (9) above.

(11)

Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 13, 2024, with the SEC. The Schedule 13G/A indicates that the reporting entity holds sole voting power with respect to 0 shares, sole dispositive power with respect to 84,632,644 shares, shared voting power with respect to 716,447 shares and shared dispositive power with respect to 1,340,549 shares.

(12)

Share and beneficial ownership information was obtained from a Schedule 13G/A filed January 23, 2024, with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power over 69,151,799 shares and sole dipositive power over 71,941,568 shares. The Schedule 13G/ A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

(13)

Share and beneficial ownership information was obtained from a Schedule 13G/A filed January 30, 2024, with the SEC. The Schedule 13G/A indicates that the reporting entity holds shared voting power with respect to 26,131,518 shares and shared dispositive power with respect to 33,967,241 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC rules require us to identify anyone who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based on our review of Forms 3, 4 and 5, or written representations from reporting persons that no Form 5 was required for such persons, we believe that our executive officers, directors and 10% stockholders complied with Section 16(a) filing requirements applicable to them.

Executive Officers

For information regarding Messrs. Aldag and Hamner, please see “Proposal 1—Election of Directors” above.

Emmett E. McLean Age: 68 Founder, Executive Vice President, Chief Operating Officer (since September 2003) and Secretary (since 2010)(1) (1) Mr. McLean retired on September 1, 2023

•  Prior to his retirement in 2023, Mr. McLean served the Company in a number of positions, including Chief Financial Officer (August—September 2003) and Director (September 2003—April 2004). Prior to joining the Company, from 2000—2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1992 to 2000, Mr. McLean worked in the healthcare services industry with two different companies serving in senior positions, including Chief Financial Officer at one of the companies.

•  Prior to 1992, Mr. McLean worked in the investment banking field with Dean Witter Reynolds (now Morgan Stanley) and Smith Barney (now Citigroup), and in the commercial banking field with Trust Company Bank (now Truist Bank).

•  Mr. McLean participated in a number of organizations: including the Alabama Symphony Orchestra, Ronald McDonald House Charities of Alabama, Smile-A-Mile, the Greater Alabama Council Boy Scouts of America, the Mike Slive Foundation, United Way of Central Alabama, the Rotary Club of Birmingham Foundation, UAB Athletics Foundation and the World Games 2023 Birmingham USA.

•  Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina at Chapel Hill.

Proxy Statement and Notice of 2024 Annual Meeting 51

Other Information

J. Kevin Hanna Age: 51 Senior Vice President, Controller and Chief Accounting Officer

•  Mr. Hanna is a CPA and started with the Company in 2008. Mr. Hanna has served as our Chief Accounting Officer since January 2016. In addition, Mr. Hanna serves as a director for the Company’s international subsidiaries.

•  Prior to joining the Company, Mr. Hanna was Controller for Fruit of the Loom (a Berkshire Hathaway company) and its subsidiaries, including Russell Corporation and Vanity Fair. From 1995 to 2003, Mr. Hanna worked for Ernst & Young, where he audited public and private companies, primarily in the retail, distribution, and consumer products industries.

•  Mr. Hanna is a member of the AICPA and the Alabama Society of CPAs. Mr. Hanna serves on the board of the American Cancer Society and the American Heart Association.

•  Mr. Hanna received a B.S. degree in Accounting from the University of Alabama.

Rosa H. Hooper Age: 63 Senior Vice President of Operations and Secretary

•  Ms. Hooper has served the Company in a number of positions of increasing responsibility within our Asset Management and Underwriting Department, including Director, Managing Director and Vice President between 2009 and 2023. Prior to joining the Company, Ms. Hooper worked in both the financial and operational areas for three different healthcare companies between 1985 to 2009.

•  Prior to 1985, Ms. Hooper worked in public accounting for Arthur Andersen.

•  Ms. Hooper has been active in a number of organizations: Ms. Hooper serves on the Board of Directors and Executive Committee for Red Mountain Theater and on the Board of Directors as Treasurer at Prescott House, a child advocacy center. Ms. Hooper serves on the Board of Directors for Jones Valley Teaching Farms and Grace House Ministries.

•  Ms. Hooper received a B.S. degree in Accounting from the University of Alabama. She is a CPA (inactive).

Larry H. Portal Age: 55 Senior Vice President, Senior Advisor to the CEO

•  Mr. Portal serves as Senior Vice President, Senior Advisor to the CEO and oversees many of the Company’s strategic initiatives including complex transaction structuring, raising capital and ESG.

•  Prior to joining MPT in 2019, Mr. Portal was a Senior Managing Director at FTI Consulting, guiding REIT clients in the areas of mergers and acquisitions, tax structuring and IPO advisory. Mr. Portal began his career practicing tax at Ernst & Young and was also head of Tax for Vornado Realty Trust from 1997 to 2002.

•  Mr. Portal earned a B.S. in Accounting from Yeshiva University and is a CPA.

52 Proxy Statement and Notice of 2024 Annual Meeting

Why did I receive a Notice of Internet Availability of Proxy Materials?

As permitted by SEC rules, we are making this Proxy Statement and our 2023 Annual Report to Stockholders available to our stockholders electronically via the Internet in connection with the solicitation of proxies by our Board for use at the annual meeting to be held on May 30, 2024, at 10:30 a.m. Central Time. We provided a Notice of Internet Availability of Proxy Materials to our stockholders of record on March 20, 2024. If you received the Notice, you will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the Notice.

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals:

1.  To elect the nine director nominees described in the enclosed Proxy Statement

2.  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024

3.  To hold a non-binding, advisory vote to approve named executive officer compensation

In addition, our management will report on our performance at the meeting and respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 20, 2024. Only stockholders of record at the close of business on March 20, 2024, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held of record on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 20, 2024, there were 601,598,536 shares of common stock outstanding and entitled to vote.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, your nominee is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will be entitled to vote your shares on routine items but will not be permitted to do so on non-routine items. Your nominee will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but your nominee will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors) or Proposal 3 (non-binding, advisory vote to approve named executive officer compensation). Accordingly, if you hold your shares in “street name” and you do not instruct your nominee how to vote on these proposals, your nominee cannot vote these shares and will report them as “broker non-votes,” and no votes will be cast on your behalf.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 300,799,269 shares, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

Proxy Statement and Notice of 2024 Annual Meeting 53

Information About the Meeting

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

How do I vote my shares?

Voting by telephone or Internet. If you are a registered holder, meaning you hold your shares in your name, you may follow the instructions on the enclosed voting instructions: By telephone 1-800-776-9437 or by Internet www.voteproxy.com.

If you are a beneficial owner of shares held in “street name,” meaning your shares are held in the name of a brokerage firm, bank, or other nominee, you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you.

Voting by mail. If you are a registered stockholder and received your proxy card by mail, you may vote by properly completing, signing, dating, and returning the proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

Voting in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will make written ballots available to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares that authorizes you to vote those shares.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by properly completing, signing, dating, and returning another proxy card with a later date; (2) if you are a registered stockholder, by voting in person at the meeting; (3) if you are a registered stockholder, by giving written notice of such revocation to our Secretary prior to or at the meeting; or (4) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank, or other nominee that holds your shares. Your attendance at the meeting will not by itself revoke your proxy.

What happens if I do not specify on my proxy how my shares are to be voted?	If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the proxy holders will vote as the Board recommends on each proposal.
Will any other business be conducted at the meeting?

As of the date hereof, the Board knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares represented by your proxy in accordance with their best judgment.

54 Proxy Statement and Notice of 2024 Annual Meeting

Information About the Meeting

How many votes are required for action to be taken on each proposal?

The nine director nominees will be elected to serve on the Board if they each receive a majority of the votes cast in person or represented by proxy at the meeting. This means that a director nominee will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. The Board has adopted a director resignation policy whereby any director who fails to receive the required majority vote in an uncontested election is required to promptly tender his or her resignation to the Board for its consideration. The Ethics, Nominating and Corporate Governance Committee will then recommend to the full Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. The Board will act on the recommendation of the Ethics, Nominating and Corporate Governance Committee within 90 days following certification of the election results. If you vote to “abstain” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for approval of each of Proposals 2 and 3. However, the vote on Proposal 3 is advisory and not binding on the Compensation Committee, the Board or the Company.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will not be counted as votes for or against any proposal and will not be included in calculating the number of votes necessary for approval of the proposal. In all cases, abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

How will proxies be solicited?

The costs of soliciting proxies from our stockholders will be borne by the Company. We will solicit proxies on behalf of the Board by mail, telephone, facsimile, or other electronic means or in person. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We will request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and reimburse them for their reasonable expenses. In addition, we anticipate using MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, as a solicitor at an initial anticipated cost of $12,500.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address might receive only one Notice of Internet Availability of Proxy Materials or copy of the Notice of Annual Meeting, Proxy Statement and the 2023 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. To request individual copies of the Notice of Internet Availability of Proxy Materials or the Notice of Annual Meeting, Proxy Statement and the 2023 Annual Report to Stockholders for each stockholder in your household, please contact Investor Relations, Medical Properties Trust Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 (telephone: 205-969-3755). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

How can I obtain additional copies of the proxy materials?

If you wish to request extra copies of our Annual Report to Stockholders or Proxy Statement free of charge, please send your request to Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, or visit our website at www.medicalpropertiestrust.com.

Proxy Statement and Notice of 2024 Annual Meeting 55

The Board has adopted a written related person transaction approval and disclosure policy for the review, approval, or ratification of any related person transaction. The policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on our Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors serving on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors who do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed not to be material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to standards of director independence under the NYSE’s listing standards.

From time to time, including in 2023, we may have employees who are related to our executive officers or directors and whose current annualized compensation (including benefits) exceeds the SEC disclosure threshold of $120,000. The Company evaluates any such employment relationships as related party transactions subject to the Company’s approval and disclosure policies described above. During 2023, Mr. Aldag had two family members employed by the Company; Mr. Hamner had two family members employed by the Company; and Mr. Stewart had one family member employed by the Company. Such family members were employed in non-executive positions, and each received total compensation between $120,000 and $753,000. Total compensation was comparable to that of other employees in similar positions, and family member employees were eligible to participate in benefit programs only on the same basis as other eligible employees.

From time to time, we may also engage in ordinary course commercial dealings with unaffiliated companies who may employ in a non-executive capacity, or may have employed in the past, individuals related to one or more of our executive officers or directors. We enter into any such transactions on an arms-length basis on terms that are consistent with similar transactions with other similarly situated customers and vendors. During the year ended December 31, 2023, the Company paid Johnson Healthcare Real Estate (“Johnson”), a hospital development management company, approximately $2.2 million primarily related to construction project management and facility review oversight. Mr. Aldag has a family member currently employed by Johnson in a non-executive capacity.

56 Proxy Statement and Notice of 2024 Annual Meeting

Stockholder Proposals for Inclusion in Proxy Statement for 2025 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2025 annual meeting of stockholders, a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 must be received by us no later than the close of business on December 18, 2024. Stockholder proposals must be sent to the Company c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.

Other Stockholder Proposals

Our Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 18, 2024, nor later than January 17, 2025, unless our 2025 annual meeting of stockholders is scheduled to take place before April 30, 2025 or after July 29, 2025, in which case a timely notice by stockholders must be delivered not earlier than 120 days prior to such annual meeting date and not later than the later of 60 days prior to such annual meeting date and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 1.02 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to the Company c/o Secretary at the address shown above.

Stockholder Nominations of Directors

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our Company’s 2025 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 18, 2024, nor later than January 17, 2025, unless our 2025 annual meeting of stockholders is scheduled to take place before April 30, 2025 or after July 29, 2025, in which case a timely notice by stockholders must be delivered not earlier than 120 days prior to such annual meeting date and not later than the later of 60 days prior to such annual meeting date and 10 days following the issuance of a press release announcing the meeting date. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates.

In order to be eligible to utilize these proxy access provisions, a stockholder, or group of no more than 20 stockholders, must, among other requirements:

•	Have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three (3) years; and

•

Represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria set forth in Section 2.17 of our Bylaws. Stockholders will not be entitled to utilize this proxy access right at an annual meeting if the Company receives notice through its traditional advanced notice by-law provisions described below that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors then in office. The foregoing proxy access right is subject to additional eligibility, procedural, and disclosure requirements set forth in our Bylaws.

Our Bylaws also provide that a stockholder who desires to nominate directors at a meeting of stockholders but not submit such nomination for inclusion in our proxy statement must give us written notice of such proposed nomination. For our 2025 annual meeting of stockholders, such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 18, 2024, nor

Proxy Statement and Notice of 2024 Annual Meeting 57

Additional Information

later than January 17, 2025, unless our 2025 annual meeting of stockholders is scheduled to take place before April 30, 2025 or after July 29, 2025, in which case a timely notice by stockholders must be delivered not earlier than 120 days prior to such annual meeting date and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must include the information set forth in Section 2.03 of our Bylaws.

Universal Proxy Nominations of Directors

To comply with the universal proxy rules, and in addition to meeting any deadlines as set forth in our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 31, 2025 (or such earlier date as may be set forth in our Bylaws); provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice must be provided by the later of 60 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

By Order of the Board of Directors,

Rosa H. Hooper

Senior Vice President of Operations and Secretary

Birmingham, Alabama

April 17, 2024

58 Proxy Statement and Notice of 2024 Annual Meeting

Appendix A: Reconciliation of Non-GAAP Financial Measures

We consider non-GAAP financial measures to be useful supplemental measures of our operating performance. A non-GAAP financial measure is a measure of financial performance, financial position, or cash flows that excludes or includes amounts that are not so excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Described below are the non-GAAP financial measures used by management to evaluate our operating performance and that we consider most useful to investors, together with reconciliations of these measures to the most directly comparable GAAP measures.

Funds From Operations and Normalized Funds From Operations

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“Nareit”), which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose Normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts.

We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of Normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and Normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and Normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Proxy Statement and Notice of 2024 Annual Meeting A-1

APPENDIX A

The following table presents a reconciliation of net (loss) income attributable to MPT common stockholders to FFO and Normalized FFO for the years ended December 31, 2023, 2022 and 2021 (amounts in thousands except per share data):

	For the Years Ended December 31,

	2023	2022	2021
FFO Information
Net (loss) income attributable to MPT common stockholders	$(556,476)	$902,597	$656,021
Participating securities’ share in earnings	(1,644)	(1,602)	(2,161)

Net (loss) income, less participating securities’ share in earnings	$(558,120)	$900,995	$653,860
Depreciation and amortization	676,132	399,622	374,599
Loss (gain) on sale of real estate	1,815	(536,887)	(52,471)
Real estate impairment charges	167,966	170,582	-

Funds from operations	$287,793	$934,312	$975,988
Write-off of billed and unbilled rent and other	649,911	35,370	7,213
Gain on sale of equity investments	-	-	(40,945)
Other impairment charges, net	208,941	97,793	39,411
Litigation and other	15,886	-	-
Share-based compensation adjustments	(9,691)	3,076	-
Non-cash fair value adjustments	(34,157)	(3,097)	(8,193)
Tax rate changes and other	(167,332)	10,697	34,796
Debt refinancing and unutilized financing (benefit) costs	(285)	9,452	27,650

Normalized funds from operations	$951,066	$1,087,603	$1,035,920

Per diluted share data
Net (loss) income, less participating securities’ share in earnings	$(0.93)	$1.50	$1.11
Depreciation and amortization	1.13	0.67	0.63
Loss (gain) on sale of real estate	-	(0.90)	(0.09)
Real estate impairment charges	0.28	0.29	-

Funds from operations	$0.48	$1.56	$1.65
Write-off of billed and unbilled rent and other	1.09	0.06	0.01
Gain on sale of equity investments	-	-	(0.07)
Other impairment charges, net	0.35	0.16	0.07
Litigation and other	0.03	-	-
Share-based compensation adjustments	(0.02)	0.01	-
Non-cash fair value adjustments	(0.06)	(0.01)	(0.01)
Tax rate changes and other	(0.28)	0.02	0.06
Debt refinancing and unutilized financing (benefit) costs	-	0.02	0.04

Normalized funds from operations	$1.59	$1.82	$1.75

A-2 Proxy Statement and Notice of 2024 Annual Meeting

ANNUAL MEETING OF STOCKHOLDERS OF MEDICAL PROPERTIES TRUST, INC. May 30, 2024 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and 2023 Form 10-K are available at www.medicalpropertiestrust.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00033333333330300000 2 053024 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. THIS To elect PROXY eight IS directors. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” EACH OF PROPOSALS 2 AND 3. To indicate change your the new address address on your in the account, address please space check above. the Please box at note right and that changes this method. to the registered name(s) on the account may not be submitted via Edward K. Aldag, Jr. G. Steven Dawson R. Steven Hamner Caterina A. Mozingo Emily W. Murphy Elizabeth N. Pitman D. Paul Sparks, Jr. Michael G. Stewart C. Reynolds Thompson, III 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 3. fiscal To approve, year ending on a non-binding, December 31, advisory 2024. basis, the compensation of the Company’s named executive officers. With respect to any other item of business that properly comes before the annual meeting and at any adjournments or postponements thereof, the proxy holders are authorized to vote the undersigned’s shares in their discretion. Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full PXF 14139 proxy by completing, signing, dating, and returning your proxy card 0 MEDICAL PROPERTIES PROXY TRUST, INC. 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The 2023 Annual Meeting of Stockholders of Medical Properties Trust, Inc. (the “Annual Meeting”) will be held at The UAB Collat School of Business, 710 13th Street South, Birmingham, Alabama 35233, on May 30, 2024, beginning at 10:30 a.m. Central Time. You can access directions to the Annual Meeting at www.medicalpropertiestrust.com. The undersigned hereby acknowledges receipt of the combined Notice of 2024 Annual Meeting of Stockholders and Proxy Statement dated April 17, 2024, accompanying this proxy and to which reference is hereby made, for further information regarding the Annual Meeting and the matters to be considered and voted on by the stockholders at the Annual Meeting. The undersigned hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any adjournment thereof. The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof. 1.1 (Continued and to be signed on the reverse side) PXB 14139 14475